                                                                    EXHIBIT 10.2





                       __________________________________





                        AGREEMENT OF LIMITED PARTNERSHIP





                           Venture Acquisitions, L.P.





                               September 23, 1994



                       __________________________________

                        AGREEMENT OF Limited Partnership

                           Venture Acquisitions, L.P.

                               Table of Contents

                                                                            Page
                                                                            ----
ARTICLE I            Formation of Partnership   . . . . . . . . . . . . . .    1
      Section 1.1.   Formation  . . . . . . . . . . . . . . . . . . . . . .    1
      Section 1.2.   Name   . . . . . . . . . . . . . . . . . . . . . . . .    1
      Section 1.3.   Business   . . . . . . . . . . . . . . . . . . . . . .    2
      Section 1.4.   Places of Business   . . . . . . . . . . . . . . . . .    2
      Section 1.5.   Names and Addresses of Partners  . . . . . . . . . . .    2
      Section 1.6.   Term   . . . . . . . . . . . . . . . . . . . . . . . .    3
      Section 1.7.   Filings  . . . . . . . . . . . . . . . . . . . . . . .    3
      Section 1.8.   Title to Partnership Property  . . . . . . . . . . . .    3

ARTICLE II           Certain Definitions and References   . . . . . . . . .    3
      Section 2.1.   Certain Defined Terms  . . . . . . . . . . . . . . . .    3
      Section 2.2.   References and Title   . . . . . . . . . . . . . . . .    8

ARTICLE III          Capitalization   . . . . . . . . . . . . . . . . . . .    9
      Section 3.1.   Capital Contributions of General Partners  . . . . . .    9
      Section 3.2.   Capital Contributions of Limited Partners  . . . . . .    9
      Section 3.3.   Requests and Payments of Capital Contributions   . . .    9
      Section 3.4.   Reduced Capital Contributions of Partners  . . . . . .   10
      Section 3.5.   Request for Additional Capital Contributions
                     of Partners  . . . . . . . . . . . . . . . . . . . . .   10
      Section 3.6.   Non-Payment of Capital Contributions   . . . . . . . .   11
      Section 3.7.   Return of Capital Contributions  . . . . . . . . . . .   11
      Section 3.8.   Payments and Advances by General Partners  . . . . . .   12

ARTICLE IV           Allocations and Distributions  . . . . . . . . . . . .   12
      Section 4.1.   Allocation of Costs and Expenses   . . . . . . . . . .   12
      Section 4.2.   Allocation of Revenues   . . . . . . . . . . . . . . .   13
      Section 4.3.   Income Tax Allocations   . . . . . . . . . . . . . . .   14
      Section 4.4.   Distributions  . . . . . . . . . . . . . . . . . . . .   17

ARTICLE V            Partnership Properties   . . . . . . . . . . . . . . .   17
      Section 5.1.   Lease Acquisitions   . . . . . . . . . . . . . . . . .   17
      Section 5.2.   Lease Sales  . . . . . . . . . . . . . . . . . . . . .   18
      Section 5.3    BOG Activities and Area of Mutual Interest   . . . . .   18
      Section 5.4    Exclusive Dealings   . . . . . . . . . . . . . . . . .   18
      Section 5.5    Insurance  . . . . . . . . . . . . . . . . . . . . . .   18

ARTICLE VI           Management . . . . . . . . . . . . . . . . . . . . . .   19
      Section 6.1.   Power and Authority of Managing General Partner  . . .   19

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
      Section 6.2.   Management Decisions of the General Partners   . . . .   19
      Section 6.3.   Duties and Services of General Partners  . . . . . . .   21
      Section 6.4.   Liability of General Partners  . . . . . . . . . . . .   21
      Section 6.5.   Limitations on Indemnification   . . . . . . . . . . .   22
      Section 6.6.   Costs, Expenses and Reimbursement  . . . . . . . . . .   22
      Section 6.7    Contracts With Affiliates  . . . . . . . . . . . . . .   23
      Section 6.8.   Tax Elections  . . . . . . . . . . . . . . . . . . . .   23
      Section 6.9.   Tax Returns  . . . . . . . . . . . . . . . . . . . . .   24
      Section 6.10.  Outside Activities and Resolution of
                     Conflicts of Interest  . . . . . . . . . . . . . . . .   24
      Section 6.11.  Other Matters Concerning a General Partner   . . . . .   26

ARTICLE VII          Rights and Obligations of Limited Partners . . . . . .   26
      Section 7.1.   Rights of Limited Partners   . . . . . . . . . . . . .   26
      Section 7.2.   Limitations on Limited Partners  . . . . . . . . . . .   26
      Section 7.3.   Liability of Limited Partners  . . . . . . . . . . . .   27
      Section 7.4.   Withdrawal and Return of Capital Contribution  . . . .   27
      Section 7.5.   Power of Attorney  . . . . . . . . . . . . . . . . . .   27

ARTICLE VIII         Books, Records, Reports and Bank Accounts  . . . . . .   28
      Section 8.1.   Capital Accounts, Books and Records  . . . . . . . . .   28
      Section 8.2    Reports  . . . . . . . . . . . . . . . . . . . . . . .   30
      Section 8.3.   Information Relating to the Partnership  . . . . . . .   31

ARTICLE IX           Assignments of Interests and Substitutions . . . . . .   31
      Section 9.1.   Assignments by Limited Partners  . . . . . . . . . . .   31
      Section 9.2.   Assignment by General Partners   . . . . . . . . . . .   32
      Section 9.3.   Merger or Consolidation  . . . . . . . . . . . . . . .   33
      Section 9.4.   Withdrawal of Managing General Partner's Interest
                     in Partnership Properties  . . . . . . . . . . . . . .   33
      Section 9.5.   Withdrawal of RIMCO's Interest in Partnership
                     Properties   . . . . . . . . . . . . . . . . . . . . .   34
      Section 9.6.   Purchase of Certain Leases   . . . . . . . . . . . . .   35

ARTICLE X            Dissolution, Liquidation and Termination   . . . . . .   35
      Section 10.1.  Dissolution  . . . . . . . . . . . . . . . . . . . . .   35
      Section 10.2.  Withdrawal by General Partners and Reconstitution  . .   36
      Section 10.3.  Liquidation and Termination  . . . . . . . . . . . . .   36
      Section 10.4.  Cancellation of Certificate  . . . . . . . . . . . . .   37

ARTICLE XI           Representations and Warranties . . . . . . . . . . . .   38
      Section 11.1.  Representations and Warranties of Partners   . . . . .   38
      Section 11.2.  Additional Representations and Warranties
                     of Limited Partners  . . . . . . . . . . . . . . . . .   38
      Section 11.3.  Survival of Representations and Warranties   . . . . .   39

ARTICLE XII          Miscellaneous  . . . . . . . . . . . . . . . . . . . .   39
      Section 12.1.  Notices  . . . . . . . . . . . . . . . . . . . . . . .   39
      Section 12.2.  Amendments   . . . . . . . . . . . . . . . . . . . . .   39
      Section 12.3.  Partition  . . . . . . . . . . . . . . . . . . . . . .   39

      Section 12.4.  Entire Agreement   . . . . . . . . . . . . . . . . . .   39
      Section 12.5.  No Waiver  . . . . . . . . . . . . . . . . . . . . . .   39
      Section 12.6.  Applicable Law and Venue   . . . . . . . . . . . . . .   39
      Section 12.7.  Successors and Assigns   . . . . . . . . . . . . . . .   40
      Section 12.8.  Severability   . . . . . . . . . . . . . . . . . . . .   40
      Section 12.9.  Jury Trial Waived  . . . . . . . . . . . . . . . . . .   40
      Section 12.10. Counterparts   . . . . . . . . . . . . . . . . . . . .   40
      Section 12.11. No Third Party Beneficiaries   . . . . . . . . . . . .   40

THE LIMITED PARTNERSHIP INTERESTS IN VENTURE ACQUISITIONS, L.P. HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS SUCH INTERESTS ARE FIRST REGISTERED PURSUANT TO ALL SUCH APPLICABLE LAWS OR UNLESS AN EXEMPTION FROM REGISTRATION UNDER SUCH ACTS IS AVAILABLE. THE SALE, ASSIGNMENT OR OTHER TRANSFER OF SUCH INTERESTS IS ALSO RESTRICTED BY ARTICLE IX OF THE FOLLOWING AGREEMENT OF LIMITED PARTNERSHIP.

                               __________________


                        AGREEMENT OF LIMITED PARTNERSHIP

                           VENTURE ACQUISITIONS, L.P.


       THIS AGREEMENT OF Limited Partnership (herein called this "Agreement") dated as of September 23, 1994, is hereby entered into by and between Quest Resources, L.L.C. and RIMCO Energy, Inc., a Texas corporation, as general partners, (herein together called the "General Partners"), RIMCO Production Company, Inc., a Delaware corporation, RIMCO Exploration Partners, L.P. I, a Delaware limited partnership and RIMCO Exploration Partners, L.P. II, a Delaware limited partnership, as limited partners (herein collectively called the "Limited Partners").


                                   ARTICLE I

                            Formation of Partnership

       Section 1.1. Formation. Subject to the provisions of this Agreement, the parties hereto do hereby form a limited partnership (the "Partnership") pursuant to the provisions of the Texas Revised Limited Partnership Act (Article 6132a-1, Vernon's Texas Civil Statutes) (the "Act").

       Section 1.2. Name. The name of the Partnership shall be Venture Acquisitions, L.P. Subject to all applicable laws, the business of the Partnership shall be conducted in the name of the Partnership unless under the law of some jurisdiction in which the Partnership does business such business must be conducted under another name. In such a case, the business of the Partnership in such jurisdiction may be conducted under such other name or names as the General Partners shall determine to be necessary so long as it does not affect adversely the limited liability of the Limited Partners hereunder. The words "Limited Partnership" shall be included in the Partnership's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partners shall cause to be filed on behalf of the Partnership such partnership or assumed or fictitious name certificate or certificates or similar instruments as may from time to time be required by law.

       Section 1.3. Business. Subject to the other provisions of this Agreement, the business of the Partnership shall be to: (a) acquire Leases; (b) hold, maintain, renew, explore, drill, develop and operate Leases; (c) produce, collect, store, treat, deliver, market, sell or otherwise dispose of oil, gas and related hydrocarbons, minerals and other products from Leases; (d) farmout, sell, abandon and otherwise dispose of Leases and assets; and (e) take all such other actions incidental to any of the foregoing as the General Partners may determine to be necessary or desirable.

       Section 1.4.  Places of Business.  Registered Agent and Addresses.

       (a) The principal United States office and place of business of the Partnership and its street address shall be 5949 Sherry Lane, Suite 1616, Dallas, Texas 75225. The Managing General Partner, at any time and from time to time, may change the location of the Partnership's principal United States office and place of business and may establish such additional place or places of business of the Partnership as the Managing General Partner shall determine to be necessary or desirable, provided notice thereof is concurrently given to the other Partners.

       (b) The registered office of the Partnership in Texas shall be 5949 Sherry Lane, Suite 1616, Dallas, Texas 75225, and the registered agent for service of process on the Partnership shall be Anne L. Brigham, an individual who is a resident of the State of Texas and whose business address is the same as the Partnership's registered office. The Managing General Partner, at any time and from time to time, may change the Partnership's registered office or registered agent or both by complying with the applicable provisions of the Act and giving concurrent notice thereof to the other Partners and may establish, appoint and change additional registered offices and registered agents of the Partnership in such other states as the Managing General Partner shall determine to be necessary or advisable.

       Section 1.5. Names and Addresses of Partners. The mailing addresses and street addresses of the General Partners of the Partnership are as follows:


       Quest Resources, L.L.C.
       5949 Sherry Lane, Suite 1616
       Dallas, Texas 75225
       Attn: Ben M. Brigham

       RIMCO Energy, Inc.
       600 Travis Street, Suite 6875
       Houston, Texas 77002
       Attn: Gary J. Milavec

The names and mailing addresses of the Limited Partners are as follows:

       RIMCO Production Company, Inc.
       600 Travis Street, Suite 6875
       Houston, Texas 77002
       Attn: Paul E. McCollam

       RIMCO Exploration Partners, L.P. I
       600 Travis Street, Suite 6875
       Houston, Texas 77002
       Attn: Paul E. McCollam

       RIMCO Exploration Partners, L.P. II
       600 Travis Street, Suite 6875
       Houston, Texas 77002
       Attn: Paul E. McCollam

       Section 1.6. Term. The Partnership shall be formed and commence upon the completion of filing for record of an initial certificate of limited partnership of the Partnership with the Secretary of State of the State of Texas (the "Effective Date") and shall continue until terminated in accordance with Article X.

       Section 1.7. Filings. Upon the request of the Managing General Partner, the other Partners shall promptly execute and deliver all such certificates and other instruments conforming hereto as shall be necessary for the Managing General Partner to accomplish all fling, recording, publishing and other acts appropriate to comply with all requirements for the formation and operation of a limited partnership under the laws of the State of Texas and for the qualification or reformation and operation of a limited partnership (or a partnership in which the Limited Partners have limited liability) in all other jurisdictions where the Partnership shall propose to conduct business.

       Section 1.8. Title to Partnership Property. All property owned by the Partnership, whether real or personal, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually, shall have any ownership of such property. The Partnership shall hold all of its assets in the name of the Partnership. The General Partners shall promptly take all such action as they shall deem necessary or appropriate, or as may be required by law, to perfect and preserve the ownership interest of the Partnership in all Leases.


                                   ARTICLE II

                       Certain Definitions and References

       Section 2.1. Certain Defined Terms. (a) When used in this Agreement, the following terms shall have the respective meanings assigned to them in this
Section 2.1 or in the sections and subsections referred to below:

       "Acquisition Cost" shall mean, with respect to any Lease acquired by the Partnership, the sum of (a) third party costs incurred in evaluating Leases for acquisition, including without limitation engineering costs, due diligence expenses and environmental studies, (b) the price paid or contractually agreed to be paid by the Partnership for such Lease to the optionor, lessor, assignor, grantor, maker, holder or owner of such Lease, including consideration paid to an assignor, lease or option bonuses, advance rentals and other acquisition costs, (c) title insurance or examination costs, brokers commissions, attorneys' fees, filing fees, recording costs, transfer and sales taxes, if any, and other similar costs incurred by the Partnership with respect to such Lease in connection with its acquisition, (d) third party costs and expenses incurred in connection with the negotiation of an agreement to purchase or otherwise acquire any Lease, (e) all interest and other financing expenses, including related legal expenses incurred by the Partnership or an Affiliate with respect to such Lease in connection with its acquisition, and (0 third party costs and expenses related to such Lease for transfer orders, reconciliation, and documentation activities.

       "Act" shall have the meaning assigned to it in Section 1.1.

       "Adjusted Capital Account" shall mean the capital account maintained for each Partner as provided in Section 8.1(b) as of the end of each fiscal year,
(a) increased by (i) the amount of any unpaid Capital Contributions agreed to be contributed by such Partner under Article III, if any, (ii) an amount equal to such Partner's allocable share of Minimum Gain, as computed on the last day of such fiscal year in accordance with the applicable Treasury Regulation and
(iii) the amount of Partnership indebtedness allocable to such Partner under
Section 752 of the Internal Revenue Code with respect to which such Partner bears the economic risk of loss to the extent such indebtedness does not constitute Partner Nonrecourse Debt, and (b) reduced by (i) the amount of all depletion deductions reasonably expected to be allocated to such Partner in subsequent years and charged to such Partner's capital account as provided in
Section 8.1(b), (ii) the amount of all losses and deductions reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Internal Revenue Code and Treasury Regulation
Section 1.751-1 (b)(2)(ii), and (iii) the amount of all distributions reasonably expected to be made to such Partner to the extent they exceed offsetting increases to such Partner's capital account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made.

       "Affiliate" shall mean (a) any person directly or indirectly controlling, controlled by or under common control with a General Partner, and
(b) any officer, director or partner of a General Partner or of any person described in subsection (a) of this paragraph. As used in this Agreement, the term "person" shall include an individual, an estate, a corporation, a partnership, an association, a joint stock company and a trust.

       "Agreed Rate" shall mean a rate per annum which is equal to the lesser of (a) a rate which is two percent (2%) above the prime rate of interest of Bank One, Texas, National Association, or any successor bank, as announced or published by such bank from time to time (adjusted from time to time to reflect any changes in such rate determined hereunder) or (b) the maximum rate from time to time permitted by applicable law.

       "BOG" shall mean Brigham Oil & Gas, L.P.

       "BOG AMI" shall mean those areas designated by BOG and other participants as an area of mutual interest for exploration and development as set forth in one or more letter agreements, geophysical exploration agreements or other agreements by and among BOG and such participants, or if not set forth in an agreement, as designated by BOG based on structural or stratigraphic conditions making an area susceptible to the accumulation of oil or gas and/or on existing Lease acreage held or agreed to be acquired by such parties.

       "Brigham" shall mean Quest Resources, L.L.C.

       "Capital Contributions" shall mean for any Partner at the particular time in question the aggregate of (i) the dollar amounts of any cash contributed to the capital of the Partnership, or, if the context in which such term is used so indicates, the dollar amounts of cash agreed to be contributed, or requested to be contributed, by the Partner to the capital of the Partnership and (ii) the fair market value of any property contributed to the Partnership by such Partner.

       "Capital Costs" shall mean all costs incurred by the Partnership (a) for Acquisition Costs for Leases; (b) all third party geological and geophysical costs incurred by the Partnership in connection with wells drilled or proposed to be drilled on Leases; (c) in locating, drilling, completing, equipping, deepening, reworking, plugging back, recompleting, redrilling or sidetracking a well, including without limitation (i) all costs incurred for abstracting, title examination and opinions for the drillsite for such well, all costs incurred from archaeology and similar studies for, and the surveying and staking of, such well and all costs incurred for surface damages, clearing, exploring, coring, testing, logging and evaluating such well, (ii) the costs of casing, cement and cement services for such well, (iii) the cost of plugging and abandoning such well if it is determined that such well would not produce in commercial quantities and should be abandoned, (iv) all direct charges and overhead chargeable to the Partnership with respect to such well under any applicable operating agreement in order to make such well ready for production, including the installation and testing of wellhead equipment, or to plug and abandon a dry hole; (v) all costs of controlling a blow-out of a Partnership well; (c) in conducting enhanced recovery operations; (d) in constructing and acquiring facilities and equipment necessary to develop the Leases and produce, collect, store, treat, deliver, market, sell or otherwise dispose of oil, gas and other hydrocarbons therefrom; (e) compensation to well operators, consultants and others and insurance in connection with the foregoing and (fl other costs and expenses of the Partnership which are required to be capitalized (rather than deducted currently from income) for federal income tax purposes; but such term shall not include (without limitation) any Lease Operating Costs.

       "Consulting Engineer" shall be such firm of independent petroleum engineers as shall be designated by the Managing General Partner and agreed to by the other General Partner.

       "Effective Date" shall have the meaning assigned to it in Section 1.6.

       "Farmout" shall mean an agreement by which the Partnership agrees to assign all or part of its interest in specific acreage to another party (the "farmee"), retaining some interest (such as an overriding royalty interest, an oil and gas payment, a working interest after payout or other type of interest), subject to a requirement that the farmee drill one or more specific wells or perform other acts as a condition of the assignment.

       "Deficit Partner" shall have the meaning assigned to it in Section
4.3(i).

       "General Partners" shall mean Quest Resources, L.L.C., a Texas limited liability company, and RIMCO Energy, Inc., a Texas corporation, as general partners of the Partnership, or any successor general partners of the Partnership pursuant to the terms hereof.

       "Internal Revenue Code" or "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute or statutes.

       "Lease" shall mean a lease, option (including without limitation, any option to secure a Lease and/or to conduct seismic or other geophysical activities), mineral interest, royalty or overriding royalty, fee right, license, concession or other right covering oil, gas and related hydrocarbons (or a contractual right to acquire such an interest) or an undivided interest therein or portion thereof, together with all pipelines, wells, equipment and other personal property and/or fixtures associated therewith and all appurtenances thereto and servitudes associated therewith, located within the United States.

       "Lease Operating Costs" shall mean all costs incurred by the Partnership in connection with the operation or maintenance of its Leases (except drilling and similar obligations) and the production and marketing of oil, gas and related hydrocarbons from completed wells in which the Partnership has an interest pursuant to this Agreement, all delay rentals, shut-in royalties, extension fees, additional bonus consideration and similar payments, burdens of record, labor, fuel, repairs, transportation, supplies, utility charges, ad valorem, severance, excise and similar taxes, the cost of reworking or plugging back any well that has previously been a producing well for 60 days or more and compensation to well operators, consultants and others and insurance in connection with the foregoing; but such term shall not include (without limitation) any Capital Costs.

       "Limited Partners" shall mean RIMCO Production Company, Inc,. a Delaware corporation, RIMCO Exploration Partners, L.P. I, a Delaware limited partnership, RIMCO Exploration Partners, L.P. II, a Delaware limited partnership, and any person who becomes an additional or a substituted Limited Partner of the Partnership pursuant to the terms hereof.

       "Managing General Partner" shall mean Quest Resources, L.L.C.

       "Minimum Gain" shall mean (i) with respect to Partnership Nonrecourse Liabilities, the amount of gain that would be realized by the Partnership if it disposed of (in a taxable transaction) all Partnership properties that are subject to Partnership Nonrecourse Liabilities in full satisfaction of Partnership Nonrecourse Liabilities, computed in accordance with applicable Treasury Regulations, or (ii) with respect to each Partner Nonrecourse Debt, the amount of gain that would be realized by the Partnership if it disposed of (in a taxable transaction) the Partnership property that is subject to such Partner Nonrecourse Debt in full satisfaction of such Partner Nonrecourse Debt, computed in accordance with applicable Treasury Regulations.

       "Organization Costs" shall mean all legal costs and expenses incurred in connection with the formation of the Partnership and the preparation, negotiation and execution of this Agreement and the other documents and instruments referred to herein.

       "Partner Nonrecourse Debt" shall mean any nonrecourse debt of the Partnership (or portions thereof) for which any Partner bears the economic risk of loss.

       "Partner Nonrecourse Deductions" shall mean the amount of deductions, losses and expenses equal to the net increase during the year in Minimum Gain attributable to a Partner Nonrecourse Debt, reduced (but not below zero) by proceeds of such Partner Nonrecourse Debt distributed during the year to the Partners who bear the economic risk of loss for such debt, as determined in accordance with applicable Treasury regulations.

       "Partners" shall mean the General Partners and the Limited Partners.

       "Partnership" shall have the meaning assigned to it in Section 1.1.

       "Partnership Nonrecourse Liabilities" shall mean nonrecourse liabilities (or portions thereof) of the Partnership for which no Partner bears the economic risk of loss.

       "Payout 1" shall mean the point in time at which the aggregate cash distributions which the Limited Partners and the RIMCO General Partner shall have received from the Partnership from revenue allocated and credited to their respective accounts pursuant to Section 4.2, when discounted back from the respective dates made to the Effective Date at a rate equal to 15% per annum, shall equal the aggregate Capital Contributions made by the Limited Partners and the RIMCO General Partner pursuant to Article III, which Capital Contributions shall be discounted back from the respective dates made to the Effective Date, at a rate equal to 15% per annum; provided, however, that Payout 1 may not occur until the earlier of: (a) 24 months following the Effective Date, or (b) such time as all committed Capital Contributions provided in Sections 3.1 and 3.2 have been called for payment to the Partnership.

       "Payout 2" shall mean the point in time at which the aggregate cash distributions which the Limited Partners and the RIMCO General Partner shall have received from the Partnership from revenue allocated and credited to their respective accounts pursuant to Section 4.2, when discounted back from the respective dates made to the Effective Date at a rate equal to 20% per annum, shall equal the aggregate Capital Contributions made by the Limited Partners and the RIMCO General Partner pursuant to Article III, which Capital Contributions shall be discounted back from the respective dates made to the Effective Date, at a rate equal to 20% per annum.

       "Positive Partner" shall have the meaning assigned to it in Section
4.3(j).

       "Prospect" shall mean with respect to BOG an area with structural or stratigraphic conditions making it appear susceptible to the accumulation of oil or gas, in which BOG owns one or more Leases and/or Farmouts, which area shall have been designated in writing by its Managing General Partner (as defined in the Agreement of Limited Partnership of BOG), to all depths on the basis of geological and geophysical data available to such Managing General Partner at the time of each acquisition of a Lease by BOG or a third party and with the reasonable anticipation that such area shall contain each entire reservoir in which BOG acquires an interest by virtue of the ownership of such Leases. Such area shall be enlarged from time to time by such Managing General Partner on the basis of any subsequently acquired geological or geophysical data. The term "Prospect" shall also mean the Leases owned by BOG within or covering the designated area and/or the wells, pipelines, equipment and other personal property and/or fixtures on or used in connection therewith whenever the context in which such term is used shall require.

       "Proved Reserves" shall mean petroleum reserves that have been proved to a high degree of certainty by analysis of the producing history of a reservoir and/or by volumetric analysis of adequate geological and engineering data, the commercial productivity of which has been established by actual production, successful testing or in certain cases by favorable core analyses and electrical-log interpretation when the producing characteristics of the formation are known from nearby fields. Volumetrically, the structure, areal extent, volume and characteristics of the reservoir containing Proved Reserves shall be well defined by a reasonable interpretation of adequate subsurface well control and by known continuity of hydrocarbon-saturated material above known fluid contacts, if any, or above the lowest known structural occurrence of hydrocarbons. Reserves recoverable by enhanced recovery methods, such as the injection of external fluids to provide energy not inherent in the reservoirs, may be considered to be proved only in cases where a successful fluid-injection program is in operation, a pilot program indicates successful fluid injection, or information is available concerning the successful application of such methods in similar reservoirs in the general area.

       "RIMCO" shall mean the RIMCO General Partner and the Limited Partners collectively.

       "RIMCO General Partner" shall mean RIMCO Energy, Inc., a Texas corporation.

       "Simulated Basis", "Simulated Depletion", "Simulated Gain", and "Simulated Loss" shall have the meanings assigned to such terms in Section 8.1(b).

       Whenever "third party costs or expenses" are referred to in this Agreement, the General Partners shall mutually agree upon the determination that such costs or expenses are incurred by a third party.

       Section 2.2. References and Title. All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words "this Agreement", "this instrument", "herein", "hereof", "hereby", "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

                                  ARTICLE III

                                 Capitalization

       Section 3.1.  Capital Contributions of General Partners.

       (a) The General Partners shall contribute in cash to the Partnership the following maximum amounts in accordance with the provisions of subsection
(b) below and Section 3.3: (i) $250,000.00 by the Managing General Partner, and
(ii) $2,375,000.00 by the RIMCO General Partner.

       (b) Subject to Section 3.1(a) above, the General Partners shall contribute in cash to the Partnership such amounts as shall be necessary to pay timely the costs and expenses allocated and charged to the General Partners hereunder; provided, however, that the General Partners shall not be required to make Capital Contributions to pay their share of any costs or expenses allocated or charged to them under this subsection (b) unless the Limited Partners are then required to make Capital Contributions to pay their share of such costs or expenses allocated or charged to them hereunder. Such Capital Contributions shall be paid to the Partnership by the General Partners from time to time in the appropriate amounts concurrently with each payment to the Partnership by the Limited Partners of their Capital Contributions (including any reserves for the payment of Acquisition Costs).

       Section 3.2. Capital Contributions of Limited Partners. The Limited Partners shall contribute in cash to the Partnership the following maximum amounts as such amounts are called for by the ManAging General Partner as shall be necessary to pay timely the costs and expenses allocated and charged to the Limited Partners hereunder: (a) $527,777.78 by RIMCO Production Company, Inc.;
(b) $1,583,333.33 by RIMCO Exploration Partners, L.P. I; and (c) $263,888.89 by RIMCO Exploration Partners, L.P. II.

       Section 3.3.  Requests and Payments of Capital Contributions.

       (a) Except as otherwise provided herein, the Partners shall pay their Capital Contributions upon request by the Managing General Partner in such amounts as are required to pay their share of all costs and expenses properly allocated to them hereunder for all costs and expenses estimated to have been and/or to be incurred by the Partnership, except those for which advances have previously been made or for which payment will be made from another source.

       (b) Any request for payment of Capital Contributions by the Partners shall be in writing, shall not exceed the amount reasonably estimated to be required by the Partnership for the thirty (30) day period immediately following the date of request and shall set forth (i) the net amount of the Capital Contributions to be paid by each Partner which may not be less than $ 100,000 in the aggregate for all Partners, (ii) the date by which payment of such Capital Contributions shall be received, which shall not be less than 10 business days from the date the notice is sent unless the General Partners agree to a shorter time period in which such payments are to be received, and
(iii) an option to authorize the retention of revenues otherwise distributable to the Partners in payment of such Capital Contributions, if applicable.

       (c) Payments by the Partners of their Capital Contributions shall be made by wire transfer of immediately available funds to the Partnership's account as designated by the Managing General Partner by notice to the Partners pursuant to Section 12.1.

       (d)    Any Capital Contributions agreed to be made pursuant to Sections
3.1 and 3.2 may not be requested after the termination of the first full 24 months of the Partnership term.

       Section 3.4. Reduced Capital Contributions of Partners. In the event the Partnership properly retains a portion of a Partner's share of Partnership revenues pursuant to Section 3.6(c), the amount so retained and not distributed shall reduce pro tanto the amount of Capital Contributions such Partner is required to thereafter make.

       Section 3.5. Request for Additional Capital Contributions of Partners. If the Managing General Partner (a) determines that cost overruns exist in excess of Partnership capital and revenues on current drilling activities by the Partnership, or (b) proposes to pursue development opportunities that exist on Partnership properties, after the earlier of (i) the end of the first full 24 months of the Partnership term or (ii) when all committed Capital Contributions set forth in Sections 3.1 and 3.2 have been made, the Managing General Partner with the mutual agreement of the RIMCO General Partner may request additional Capital Contributions from the Partners to be used for the payment of costs associated with such drilling or development activities. Payments of any additional Capital Contributions agreed to be made by the Partners pursuant to this Section 3.5 shall be requested by the Managing General Partner and made by the Partners in the manner provided for in Section 3.3.

       If any Partner declines to make any additional Capital Contributions requested by the Managing General Partner or fails to give timely notice to the Managing General Partner in accordance with this Section 3.5, the General Partners shall (A) reduce such Partner's interest in the Partnership in the manner set forth in Section 3.6(b) with respect to cost overruns and (B) elect one or more of the following with respect to all development activities:

              (1) Cause the Partnership (to the extent it can do so under any applicable operating agreement) to abandon the proposed operation in which event all costs (if any) thereafter incurred in abandoning the operation or acquisition shall be borne by the Partnership.

              (2) Cause the Partnership to sell, farmout or otherwise dispose of the well (or the applicable part thereof) to which such proposed operation pertains to any person.

              (3) Cause the Partnership to elect not to participate in the proposed operation and to assume the status of a "non-consenting party" under any operating agreement.

              (4) Either General Partner or any of its Affiliates that has agreed to make such requested contribution may pursue for its own benefit such activities.

       Section 3.6.  Non-Payment of Capital Contributions.

       (a) The Partnership shall have the right to pursue the remedies described in this Section 3.6 and any remedy existing at law or in equity for the collection of the unpaid amount of the Capital Contributions agreed to be made in Sections 3.1 and 3.2 or hereafter agreed to be made in accordance with
Section 3.5, including without limitation the prosecution of a suit against a defaulting Partner.

       (b) In the event that any Partner should fail or refuse to pay when due a call of its Capital Contributions under Sections 3.1 or 3.2 as requested pursuant to Section 3.3 and such payment remains unpaid for 20 calendar days from the date due, or in the event of a cost overrun with respect to which a Partner has failed to make additional Capital Contributions pursuant to Section 3.5, then (i) such Partner's interest in the Partnership shall be reduced by a percentage equal to 100 times a fraction, the numerator of which shall equal the sum of such Partner's (A) committed capital amount provided in Section 3.1 and 3.2, as applicable, and (B) proportionate share of cost overruns pursuant to Section 3.5, minus the aggregate amount of all Capital Contributions theretofore made by such Partner, and the denominator of which shall equal the sum of (A) and (B) above, and (ii) with respect to a General Partner, it shall have no rights as to decisions pursuant to Section 6.2 for such period of time as such Capital Contribution shall remain unpaid.

       (c) In the event that a Limited Partner fails or refuses to make when due its share of Capital Contributions, the RIMCO General Partner shall be entitled to make such Capital Contributions to the Partnership which the defaulting Limited Partner is obligated to make and the amount so advanced shall bear interest from the date of such advance at a rate equal to the Agreed Rate. The RIMCO General Partner shall notify a defaulting Limited Partner of any such advance and request payment by such Limited Partner of the amount so advanced, together with interest thereon from the date of the advance. In the event the RIMCO General Partner elects not to make such an advance, the Managing General Partner shall have the right, but not the obligation, to advance the entire amount.

       (d) In the event that a Partner fails or refuses to make when due its share of Capital Contributions, the Partnership may withhold any revenues otherwise distributable to such Partner pursuant to this Agreement in an amount equal to the amount such Partner fails or refuses to contribute as required pursuant to the terms of this Agreement, together with interest on such past-due amounts at a rate equal to the Agreed Rate. Any amount so withheld shall be deemed to have been recontributed by the Partner to the capital of the Partnership for the purposes for which contributions were initially called. To the extent that a General Partner has advanced funds to the Partnership as a result of the default of a Partner, such General Partner shall be entitled to be reimbursed from the amounts so withheld from the defaulting Partner in accordance with this Section 3.6.

       Section 3.7.  Return of Capital Contributions.  Except as provided in
Section 3.8, no interest shall accrue on any contributions to the capital of the Partnership; and no Partner shall have the right to withdraw or be repaid any capital contributed by such Partner except as otherwise specifically provided in this Agreement.

       Section 3.8. Payments and Advances by General Partners. The General Partners shall have the right to pay any indebtedness or obligation of the Partnership out of funds of the General Partners, and may bill the Partnership in the same manner that the Partnership may bill the Limited Partners.
Further, if at any time the General Partners advance funds to or on behalf of the Partnership or the General Partners are required to pay any indebtedness or obligation of the Partnership in excess of the Capital Contributions of the General Partners agreed to be made in this Article III, such advance or payment shall constitute a loan by the General Partners to the Partnership. Such advance or payment shall thereafter bear interest at a rate equal to the lesser of (a) the maximum contract rate permitted by applicable law, (b) the effective rate of interest then being paid by the General Partners for funds acquired by the General Partners to pay such advance or payment (adjusted from time to time to reflect any changes in such applicable rate) or (c) the amount which an unrelated bank would charge the Partnership (without reference to the General Partners' financial abilities or guarantees) on a comparable loan for the same purpose. No such advance or payment by the General Partners shall be deemed to be a contribution by the General Partners to the capital of the Partnership. Any advances by the General Partners (other than (i) for a required payment by the General Partners of any indebtedness or obligation of the Partnership in excess of the Capital Contributions of the General Partners agreed to be made in this Article III, or (ii) a payment by the General Partners of any costs and expenses allocated and charged to the Limited Partners upon the default by the Limited Partners in the payment of any Capital Contributions previously agreed to be made by the Limited Partners) shall be subject to the limitations on borrowing specified in Section 6.2(a). Any loan made by the General Partners hereunder to pay any costs or expenses allocated and charged to any Partner shall be repaid (with payments to be applied first to the payment of interest and then to the repayment of principal) from the revenues that would otherwise be next distributed to such Partner hereunder.


                                   ARTICLE IV

                         Allocations and Distributions

       Section 4.1. Allocation of Costs and Expenses. Except as provided in Sections 3.5 and 3.6, all costs and expenses of the Partnership shall be allocated and charged to the Partners as follows:

       (a)    All Capital Costs incurred by the Partnership shall be allocated
(i) prior to Payout 1, 5.0% to Brigham, 47.5% to the RIMCO General Partner, 10.55% to RIMCO Production Company, Inc., 31.67% to RIMCO Exploration Partners, L.P.I and 5.28% to RIMCO Exploration Partners, L.P. II; (ii) after Payout 1 and prior to Payout 2, 25% to Brigham, 37.5% to the RIMCO General Partner, 8.33% to RIMCO Production Company, Inc., 25% to RIMCO Exploration Partners, L.P. I and 4.17% to RIMCO Exploration Partners, L.P. II; and (iii) after Payout 2, 50% to Brigham, 25% to the RIMCO General Partner,5.55% to RIMCO Production Company, Inc., 16.67% to RIMCO Exploration Partners, L.P. I and 2.78% to RIMCO Exploration Partners, L.P. II.

       (b) All Organization Costs incurred by the Partnership or by the Partners on behalf of the Partnership shall be allocated: (i) with respect to the first $25,000 of such costs, 35% to Brigham, 32.5% to the RIMCO General Partner, 7.22% to RIMCO Production Company, Inc., 21.67% to RIMCO Exploration Partners, L.P. I and 3.61% to RIMCO Exploration Partners, L.P.II; and (ii) with respect to any Organization Costs in excess of $25,000, 50% to Brigham, 25% to the RIMCO General Partner, 5.55% to RIMCO Production Company, Inc., 16.67% to RIMCO Exploration Partners, L.P.I and 2.78% to RIMCO Exploration Partners, L.P.II.

       (c) All other costs and expenses incurred by the Partnership shall be allocated: (i) prior to PaYout 1, 10% to Brigham, 45% to the RIMCO General Partner, 10% to RIMCO Production Company, Inc., 30% to RIMCO Exploration Partners, L.P. I and 5% to RIMCO Exploration Partners, L.P. II; (ii) after Payout 1 and prior to Payout 2, 25% to Brigham, 37.5% to the RIMCO General Partner, 8.33% to RIMCO Production Company, Inc., 25% to RIMCO Exploration Partners, L.P. I and 4.17% to RIMCO Exploration Partners, L.P. II; and (iii) after Payout 2, 50% to Brigham, 25% to the RIMCO General Partner, 5.55 % to RIMCO Production Company, Inc., 16.67 % to RIMCO Exploration Partners, L.P. I and 2.78% to RIMCO Exploration Partners, L.P. II.

       (d) Notwithstanding the foregoing provisions of this Section 4.1, costs paid with proceeds of a Partner Nonrecourse Debt shall be allocated and charged to the Partners in proportion to the ratio in which the Partners bear the economic risk of loss for such Partner Nonrecourse Debt.

       Section 4.2.  Allocation of Revenues.  Except as provided in Sections
3.5 and 3.6, all revenues of the Partnership (which shall not include Capital Contributions and loans to the Partnership) shall be allocated and credited to the Partners as follows:

              (a) Insurance proceeds shall be allocated among the Partners in the same proportions in which the Partners bear the costs of insurance.

              (b) All revenues used to repay any principal, interest or other amounts owing with respect to any Partnership borrowings or indebtedness shall be allocated to the Partners in the same proportions as the costs and expenses paid with such borrowings or indebtedness were allocated to the Partners (and, with respect to any indebtedness to which any property acquired by the Partnership is subject at the time of its acquisition, in the same proportions as costs are allocated under
       Section 4.1 at the time such property is acquired by the Partnership).

              (c) After making the allocation provided in Section 4.2(b) and taking into account the revenues allocated therein, all additional revenues resulting from the sale or other disposition of depletable property (as defined in Section 4.3(b)) shall be allocated to the Partners in the same percentages as the costs of the property sold were allocated up to an amount equal to the Partnership's Simulated Basis in such property at the time of such sale. Thereafter, revenues resulting from such sale or disposition shall be allocated to the Partners in a manner which will cause the aggregate of all revenues allocated to the Partners from such sale or other disposition

       (to the extent possible) to equal the amounts which would have been allocated to the Partners under subsection (d) of this Section 4.2 in the absence of this subsection (c).

              (d) All other revenues or sales proceeds of the Partnership not specifically allocated above shall be allocated: (A) Prior to Payout 1, 10% to Brigham, 45% to the RIMCO General Partner, 10% to RIMCO Production Company, Inc., 30% to RIMCO Exploration Partners, L.P. I and 5% to RIMCO Exploration Partners, L.P. II; (B) after Payout 1 and prior to Payout 2, 25% to Brigham, 37.5% to the RIMCO General Partner, 8.33% to RIMCO Production Company, Inc., 25% to RIMCO Exploration Partners, L.P. I and 4.17 % to RIMCO Exploration Partners, L.P. II; and (C) after Payout 2, 50% to Brigham, 25% to the RIMCO General Partner, 5.55% to RIMCO Production Company, Inc., 16.67% to RIMCO Exploration Partners, L.P. I and 2.78% to RIMCO Exploration Partners, L.P. II.

       Section 4.3. Income Tax Allocations. Except as otherwise provided herein, for purposes of any applicable federal, state or local income tax law, rule or regulations items of income, gain, deduction, loss and credit shall be allocated to the Partners as follows:

       (a) Income from the sale of oil or gas production shall be allocated in the same manner as revenue is allocated and credited pursuant to Section 4.2.

       (b) Cost and percentage depletion deductions and the gain or loss on the sale or other disposition of property the production from which is or would be (in the case of nonproducing properties) subject to depletion (herein sometimes called "depletable property") shall be computed separately by the Partners rather than the Partnership. For purposes of Section 613A(c)(7)(D) of the Internal Revenue Code, the Partnership's adjusted basis in each depletable property shall be allocated to the Partners in proportion to each Partner's respective share of the costs and expenses which entered into the Partnership's adjusted basis for each depletable property, and the amount realized on the sale or other disposition of each depletable property shall be allocated to the Partners in proportion to each Partner's respective share of the revenue from the sale or the disposition of such property provided for in Section 4.2. For purposes of allocating amounts realized upon any such sale or disposition which are deemed to be received for federal income tax purposes and are attributable to Partnership indebtedness or indebtedness to which the depletable property is subject at the time of such sale or disposition, such amounts shall be allocated in the same manner as Partnership revenues used for the repayment of such indebtedness would have been allocated under Section 4.2(a)(ii).

       (c) In accordance with Section 704(c) of the Internal Revenue Code and the Treasury Regulations thereunder, income and deductions with respect to any property contributed to the Partnership shall, solely for federal income tax purposes, be allocated among the Partners in a manner to take into account any variation between the adjusted tax basis of such property to the Partnership and its fair market value at the time of contribution.

       (d) Items of deduction, loss and credit not specifically provided for above (other than loss from the sale or other disposition of Partnership property), including depreciation, shall be allocated to the Partners in the same manner that the costs and expenses of the Partnership that gave rise to such items of deduction, losses and credit were borne.

       (e) Gain from the sale or other disposition of Partnership property that is not specifically provided for above shall be allocated to the Partners in a manner which reflects each Partner's allocable share of the revenue from the sale of the Partnership property provided for in Section 4.2, and loss from the sale or other disposition of Partnership property that is not specifically provided for above shall be allocated to the Partners in a manner which reflects each Partner's allocable share of the costs and expenses of the Partnership property provided for in Section 4.1.

       (f) All recapture of income tax deductions resulting from the sale or other disposition of Partnership property shall be allocated among the Partners in the ratios in which the deductions giving rise to such recapture were allocated, but each Partner shall be allocated recapture only to the extent that such Partner is allocated any gain from the sale or other disposition of such property. The balance of such recapture, if any, shall be allocated to the Partner whose share of gain exceeds its share of recapture.

       (g) Income resulting from the Partnership's receipt of dry hole, bottom hole or similar contributions shall be allocated in the same manner as the costs to which they were applied were allocated.

       (h) Any other items of Partnership income or gain not specifically provided for above shall be allocated in the same manner as such revenue is allocated and credited pursuant to Section 4.2.

       (i)    Notwithstanding any of the foregoing provisions of this Section
4.3 to the contrary:

              (i) If during any fiscal year of the Partnership there is a net increase in Minimum Gain attributable to a Partner Nonrecourse Debt that gives rise to Partner Nonrecourse Deductions, each Partner bearing the economic risk of loss for such Partner Nonrecourse Debt shall be allocated items of Partnership deductions and losses for such year (consisting first of depreciation deductions with respect to property that is subject to such Partner Nonrecourse Debt and then, if necessary, a pro rata portion of the Partnership's other items of deductions and losses, with any remainder being treated as an increase in Minimum Gain attributable to Partner Nonrecourse Debt in the subsequent year) equal to such Partner's share of Partner Nonrecourse Deductions, as determined in accordance with applicable Treasury Regulations.

              (ii) If for any fiscal year of the Partnership there is a net decrease in Minimum Gain attributable to Partnership Nonrecourse Liabilities, each Partner shall be allocated items of Partnership income and gain for such year (consisting first of gain recognized, including Simulated Gain, from the disposition of Partnership property subject to one or more Partnership Nonrecourse Liabilities and then, if necessary, a pro rata portion of the Partnership's other items of income and gain, and if necessary, for subsequent years) equal to such Partner's share of such net decrease (except to the extent such Partner's share of such net decrease is caused by a change in debt structure with such Partner commencing to bear the economic risk of loss as to all or part of any Partnership Nonrecourse Liability or by such Partner contributing capital to the Partnership that the Partnership uses to repay a Partnership Nonrecourse Liability), as determined in accordance with applicable Treasury Regulations.

              (iii) If for any fiscal year of the Partnership there is a net decrease in Minimum Gain attributable to a Partner Nonrecourse Debt, each Partner shall be allocated items of Partnership income and gain for such year (consisting first of gain recognized, including Simulated Gain, from the disposition of Partnership property subject to Partner Nonrecourse Debt, and then, if necessary, a pro rata portion of the Partnership's other items of income and gain, and if necessary, for subsequent years) equal to such Partner's share of such net decrease (except to the extent such Partner's share of such net decrease is caused by a change in debt structure or by the Partnership's use of capital contributed by such Partner to repay the Partner's Nonrecourse
       Debt) as determined in accordance with applicable Treasury Regulations.


       (j) If for any fiscal year of the Partnership the allocation of any loss or deduction (net of any income or gain) to any Partner would cause or increase a negative balance in such Partner's Adjusted Capital Account as of the end of such fiscal year (the "Deficit Partner") after taking into account the provisions of subsection (i) of this Section 4.3, only the amount of such loss or deduction that reduces the balance to zero shall be allocated to the Deficit Partner and the remaining loss or deduction shall be allocated to the Partner whose Adjusted Capital Account has a positive balance remaining at such time (the "Positive Partner"). After any such allocation, any Partnership income or gain (including Simulated Gain) that would otherwise be allocated to the Deficit Partner shall be allocated instead to the Positive Partner up to an amount equal to the Partnership loss or deduction allocated to the Positive Partner under the preceding sentence; provided, however, that no allocation of income, gain or amount realized shall be made under this sentence if the effect of such allocation would be to cause the Adjusted Capital Account of the Deficit Partner to be less than zero. If, after taking into account the allocation in the first sentence of this Section 4.3(i), the Adjusted Capital Account balance of the Deficit Partner remains less than zero at the end of a fiscal year, a pro rata portion of each item of Partnership income or gain (including Simulated Gain) otherwise allocable to the Positive Partner for such fiscal year (or if there is no such income or gain allocable to the Positive Partners for such fiscal year, all such income or gain (including Simulated
Gain) so allocable in the succeeding fiscal year or years) shall be allocated to the Deficit Partner in an amount necessary to cause its Adjusted Capital Account balance to equal zero; provided that no allocation under this sentence shall have the effect of causing the Positive Partner's Adjusted Capital Account to be less than zero. After any such allocation, any Partnership gain (including Simulated Gain) resulting from the sale or other disposition of Partnership property that would otherwise be allocated to the Deficit Partner for any fiscal year under this Section 4.3 shall be allocated instead to the Positive Partner until the amount of gain so allocated equals the amount of gain (including Simulated Gain) previously allocated to such Deficit Partner under the preceding sentence of this Section 4.3(i); provided, however, that no allocation of gain (including

Simulated Gain) shall be made under this sentence if the effect of such allocation would be to cause the Adjusted Capital Account of the Deficit Partner to be less than zero. The provisions of this Section 4.3(j) are intended to constitute a "qualified income offset" within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d).

       (k) It is the intention of the Partners that the allocations described in subsections (i) and (j) of this Section 4.3 comply with the requirements of Treasury Regulation Section 1.704 relating to Partnership Nonrecourse Liabilities, Partner Nonrecourse Debt (minimum gain chargebacks), and the "qualified income offset." To the extent any changes to these allocations are required with respect to such items, the Managing General Partner is hereby authorized to make such changes after notice to the Partners.

       Section 4.4. Distributions. Distributions may be made (a) during the first twenty-four (24) months of the Partnership term, or (b) during such time as all Capital Contributions pursuant to Sections 3.1 and 3.2 have not been made, if the General Partners mutually agree that such cash is not needed for Partnership obligations. Thereafter, available cash funds (other than Capital Contributions and any borrowed funds) shall be distributed monthly to the Partners, less such amounts as the Managing General Partner reasonably determines are needed for the payment of current or projected Partnership obligations. All revenues of the Partnership shall be distributed to the Partners in the same respective percentages as such revenues are allocated to the Partners pursuant to Section 4.2, as adjusted pursuant to Sections 3.5 and 3.6, if applicable (after deducting therefrom the costs and expenses charged to the Partnership pursuant to Section 4.1, as adjusted pursuant to Sections 3.5 and 3.6, if applicable, and elsewhere herein).


                                   ARTICLE V

                             Partnership Properties

       Section 5.1.  Lease Acquisitions.

       (a) Subject to this Section 5.1 and Sections 5.3 and 6.2, the Partnership may acquire Leases on which at the time of acquisition by the Partnership there is both (i) existing production and (ii) with respect to which there are existing delineated 3-D drillsites (as determined in the discretion of the Managing General Partner) for drilling and development by the Partnership. For purposes of this Article V, the Managing General Partner shall make all determinations of what constitutes a 3-D delineated prospect in its reasonable discretion.

       (b) The Partnership may also acquire additional Leases on which there is no existing production if (i) an interest in such a Lease or Leases is offered to the Partnership by RIMCO, BOG, Brigham, any of their Affiliates or third parties, (ii) such acquisition is approved by the General Partners, and
(iii) sufficient Capital Contributions are available for such purpose pursuant to Sections 3.1 and 3.2 or if the Partners have agreed to make additional Capital Contributions for such purpose pursuant to Section 3.5.

       Section 5.2.  Lease Sales.

       (a) Subject to Section 6.2, the Managing General Partner may sell, farmout, abandon or otherwise dispose of any Lease of the Partnership, on such terms as the Managing General Partner deems reasonable and in the best interests of the Partnership and the Partners.

       (b) Except as expressly permitted in Sections 9.4, 9.5, 9.6 and 10.3, neither a General Partner nor any of its Affiliates nor any of their employees shall acquire, directly or indirectly, any Lease (or any interest therein) from the Partnership unless the other General Partner has previously approved such acquisition.

       Section 5.3 BOG Activities and Area of Mutual Interest. The Partners hereto specifically understand and agree that BOG and its Affiliates currently conduct operations similar to those contemplated by the Partnership and agree that BOG and its Affiliates may continue to engage and possess interests in other business ventures of any and every type, independently and with others, including, without limitation, the ownership, acquisition, exploration, development, operation and management of oil and gas properties, and neither the Partnership nor any Partner shall by virtue of this Agreement have any right, title or interest in or to such independent ventures. Nevertheless, during the term of this Agreement, BOG shall not acquire for its own account Leases meeting the requirements of Section 5.1(a), unless Partnership funds are insufficient or not then available for such acquisition and development or the Partnership elects not to participate in a particular opportunity. Notwithstanding any provision hereof to the contrary, BOG shall have no obligation to offer to the Partnership an opportunity to acquire a Lease which
(a) at the time of acquisition (i) includes no producing properties or (ii) does not have associated with it delineated 3-D prospects identified or approved by BOG in its reasonable discretion, (b) is located within a Prospect in which BOG currently owns (or thereafter properly acquires in accordance herewith) an interest, whether or not such Prospect contains producing properties and/or delineated 3-D prospects, (c) BOG is contractually prohibited from offering to the Partnership or contractually obligated to offer to a third party, or (d) is within or adjacent to a BOG AMI. In its discretion, BOG and/or any Affiliate may offer the Partnership the right to acquire Leases that BOG and/or any Affiliate elect not to acquire or to acquire an interest in Leases that BOG and/or any Affiliate elect to acquire less than the total available interest.

       Section 5.4 Exclusive Dealings. Brigham and BOG agree not to pursue an acquisition vehicle with a business purpose substantially similar to the Partnership's purpose of acquiring producing properties with existing, delineated 3-D prospects to drill and develop, with a company or financial institution other than the RIMCO General Partner or any of the Limited Partners, for a period of time which is the shorter of (a) 24 months from the Effective Date, or (b) such time as all committed Capital Contributions set forth in Sections 3.1 and 3.2 have been called for payment to the Partnership.

       Section 5.5 Insurance. The Partnership shall obtain for its benefit, insurance coverage as is customary for the types of business to be conducted by the Partnership in such amounts and for such coverage as the General Partners shall determine which shall include without limitation comprehensive general liability insurance, umbrella excess coverage, operator's extra expense, worker's compensation and comprehensive automobile liability.


                                   ARTICLE VI

                                   Management

       Section 6.1. Power and Authority of Managing General Partner. Quest Resources, L.L.C. shall serve as the Managing General Partner of the Partnership. Except as provided in Section 6.2 and elsewhere in this Agreement and except as otherwise provided by applicable law, the Managing General Partner shall have full power and authority on behalf of the Partnership to manage, control, administer and operate the properties, business and affairs of the Partnership in accordance with this Agreement as is necessary or desirable to conduct the day to day business and operations of the Partnership and to carry out and bind the Partnership with respect to the decisions of the General Partners in accordance with this Agreement and to do or cause to be done any and all acts deemed by the Managing General Partner to be necessary or appropriate thereto, and (except as aforesaid) the scope of such power and authority shall encompass all matters in any way connected with such business or incident thereto, including without limitation (except as aforesaid) the power and authority:

       (a) To maintain, develop, operate, manage and defend Partnership property;

       (b) To deal with the operators of properties in which the Partnership holds an interest;

       (c) To sell the production accruing to Leases and to execute gas sales contracts, casinghead gas contracts, transfer orders, division orders or any other instruments in connection with the sale of production from the Partnership's interest in such Leases;

       (d) To execute and deliver all checks, drafts, endorsements and other orders for the payment of Partnership funds;

       (e)    To take all actions agreed to by the General Partners pursuant to
Section 6.2; and

       (f) To take such other action, execute and deliver such other documents and perform such other acts as may be deemed by the Managing General Partner to be appropriate to carry out the business and affairs of the Partnership in accordance with this Agreement.

       Section 6.2. Management Decisions of the General Partners. All of the following decisions with respect to the Partnership business shall require the approval of both of the General Partners, and accordingly, neither General Partner shall have the right to make any commitment or engage in any undertaking on behalf of the Partnership with respect to such decisions until the General Partners have reached an agreement with respect thereto:

       (a)    To acquire Leases in accordance with the terms of this Agreement;

       (b) To purchase or otherwise acquire other real or personal property of every nature considered necessary or appropriate to carry on and conduct the business of the Partnership;

       (c) To borrow monies for the purchase, development and maintenance of Partnership assets and other aspects of the Partnership's business and from time to time to draw, make, execute and issue promissory notes and other negotiable or nonnegotiable instruments and evidences of indebtedness; to secure the payment of the sums so borrowed and to mortgage, pledge or assign in trust all or any part of the property of the Partnership, and to assign any monies owing or to be owing to the Partnership;

       (d) To enter into any agreements of joint venture or partnership or for sharing of risks, expenses or profits, with any person, firm, corporation, government or agency thereof engaged in any business or transaction in which the Partnership is authorized to engage;

       (e) To explore and prospect by geological, geophysical or other methods for the location of anomalies or other indications favorable to the accumulation of oil and gas, including specifically the power to contract with third parties for such purposes;

       (f) To drill, re-drill, test, plug and abandon or complete and equip, rework and recomplete any number of wells on Leases for the production of oil and gas located thereunder; to contract with third parties for such purposes; to carry out a program or programs of enhanced recovery operations on the Leases of the Partnership and to do any and all other things necessary or appropriate to carry out the terms and provisions of this Agreement which would or might be done by a normal and prudent operator in the development, operation and management of its own property;

       (g) To enter into and execute exploration agreements, operating agreements, drilling contracts, Farmouts, dry and bottom hole and acreage contribution letters, participation agreements, gas processing agreements and any other agreements customarily employed in the oil and gas industry in connection with the acquisition, sale, development or operation of oil and gas properties and agreements as to rights-of-way;

       (h) To farmout, sell, assign, convey or otherwise dispose of, for such consideration and upon such terms and conditions as the General Partners may determine to be in the best interests of the Partnership, all or any part of the Partnership property, any interest therein, or any interest payable therefrom, and in connection therewith to execute and deliver such deeds, assignments and conveyances containing such warranties as the General Partners may determine to be appropriate;

       (i) To purchase, lease, rent or otherwise acquire or obtain the use of facilities, machinery, equipment, tools, materials and all other kinds and types of real or personal property that may in any way be deemed necessary, convenient or advisable in connection with carrying on the business of the Partnership;

       (j) To pay delay rentals, bonus payments, shut-in gas royalty payments, and any other amounts necessary or appropriate to the maintenance or operation of any Partnership property;

       (k) To make and to enter into such agreements and contracts with such parties and to give such receipts, releases and discharges with respect to any and all of the foregoing and any matters incident thereto as the General Partners may deem advisable or appropriate;

       (l) To procure and maintain in force such insurance as the General Partners shall deem prudent to serve as protection against liability for loss and damage which may be occasioned by the activities to be engaged in by the Partnership or the General Partners on behalf of the Partnership;

       (m) To permit easements, rights-of-way, mechanics and materialmens liens, restrictions, title exceptions, reservations, encroachments and other liens and encumbrances on Partnership properties;

       (n) To sue and be sued, complain and defend in the name of and on behalf of the Partnership;

       (o) To quitclaim, surrender, release or abandon any Partnership property, with or without consideration therefor;

       (p) To appear and to represent the Partnership before any governmental authority or regulatory agency and to make all necessary or appropriate filings before such authority or agency; and

       (q) To elect to go "non-consent" under any operating agreement applicable to any Lease or well and to elect to pay the costs and expenses of any non-consent party under any such operating agreement.

       Section 6.3. Duties and Services of General Partners. The General Partners shall comply in all respects with the terms of this Agreement and (a) shall use their best efforts to cause their Affiliates to comply with the terms of this Agreement and (b) in the conduct of the business and operations of the Partnership, to cause the Partnership (i) to comply with the terms and provisions of all agreements to which the Partnership is a party or to which its properties are subject, (ii) to comply with all applicable laws, ordinances or governmental rules and regulations to which the Partnership is subject and
(iii) to obtain and maintain all licenses, permits, franchises and other governmental authorizations necessary with respect to the ownership of Partnership properties and the conduct of Partnership business and operations. With respect to the maintenance, development and operation of Leases, the General Partners shall have the standard of care of a prudent and diligent operator.

       Section 6.4.  Liability of General Partners.

       (a) A General Partner shall not be liable, responsible or accountable in damages or otherwise to the Partnership or the Limited Partners for, and (subject to Section 6.5) the

Partnership shall indemnify and save harmless each General Partner from, any costs, expenses, losses or damages (including attorneys' fees and expenses, court costs, judgments and amounts paid in settlement) incurred by reason of its being a General Partner, provided it has acted in good faith on behalf of the Partnership and in a manner within the scope of the authority granted to it by this Agreement and in the best interests of the Partnership, and provided further that (i) such General Partner was not guilty of gross negligence, willful misconduct or breach of fiduciary duty with respect to such acts or omissions and (ii) the satisfaction of any indemnification and any saving harmless shall be from and limited to Partnership assets (which shall be converted to cash to the extent necessary in a manner appropriate to protect the interests of all Partners) and not from any Capital Contributions to be made by the Limited Partners hereunder, and the Limited Partners shall not have any personal liability on account thereof.

       (b) Upon the occurrence of any accident, catastrophe or similar event involving Partnership property or operations, the General Partners may cause the Partnership to obtain funds from the following sources for use in paying Partnership liabilities and expenses arising therefrom and to restore, preserve and protect Partnership property damaged or threatened in connection therewith: proceeds from insurance policies carried by the Partnership, Partnership revenues, advances from the General Partners pursuant to Section 3.S, Capital Contributions of the Partners with respect to their respective shares of such liabilities, costs and expenses (to the extent they have agreed to do so), loans from third parties and the sale of Partnership assets, all as provided for elsewhere herein and subject to the restrictions contained in Section 6.2. The General Partners shall use their reasonable best efforts to pay or cause to be paid in a proper and timely manner any delay rentals, bonus payments and shut-in gas payments and other similar payments which may be necessary to maintain in force and effect any Lease; provided, however, that in the absence of bad faith or willful misconduct, the General Partners shall not be liable to the Partnership or the Limited Partners for any failure or neglect to pay properly and timely any such rentals or payments.

       Section 6.5. Limitations on Indemnification. The rights of the General Partners under Section 6.4 with respect to indemnification from the Partnership shall be subject to the provisions of Article 11 of the Act.

       Section 6.6.  Costs, Expenses and Reimbursement.

       (a) Subject to the other express provisions of this Agreement, all costs and expenses reasonably incurred in the Partnership's business shall be paid from Partnership funds, including without limitation third party costs of reports under Section 8.2, costs of any Consulting Engineer or other person employed to prepare reserve reports, costs of field engineers, costs of obtaining audits of the Partnership's books and records, outside legal costs, accounting fees, insurance costs, general taxes and other direct costs and expenses of the Partnership. The charge to the Partnership for the use of a General Partner's or any of its Affiliates' properties and equipment, the basis of pricing materials purchased by the Partnership from the General Partners or any of their Affiliates and the basis of pricing material purchased by the General Partners or any of its Affiliates from the Partnership shall be as provided in Section 6.7 and in any applicable operating agreement. In the event the Partnership and a third party jointly own any Lease and operations thereon are conducted pursuant to an operating agreement, then (i) if the third party is designated as operator thereunder, the Partnership shall pay the costs and expenses charged to it thereunder, and (ii) if the Managing General Partner or one of its Affiliates is designated as operator, the Managing General Partner or any of its Affiliates shall receive for its account all compensation and reimbursement provided to the operator thereunder.

       (b) The Partnership from time to time shall pay directly, or shall reimburse the General Partners for any payment by them of, (i) all reasonable fees and expenses incurred by them (including fees for outside legal services) in connection with the preparation and fling of all certificates, opinions and documents required pursuant to Sections 1.2 and 1.7, and (ii) all fees and expenses incurred by them in obtaining reports of outside consultants and advisors for the Partnership.

       Section 6.7 Contracts With Affiliates. The Partnership may enter into contracts and agreements with a General Partner and/or its Affiliates for the rendering of services and the sale and lease of supplies and equipment, provided that the amount of the compensation, price or rental that can be charged to the Partnership therefor must be no less favorable to the Partnership than those available from unrelated third patties in the area engaged in the business of rendering comparable services or selling or leasing comparable equipment and supplies which could reasonably be made available to the Partnership, and provided further, that any such contract for services shall be terminable by the Partnership without penalty upon 60 days' prior written notice. The Partners also acknowledge that any Partner or its Affiliates shall have the right to sell properties meeting the requirements of
Section 5.1 to the Partnership. Any such sale of properties and any sale or lease of supplies and equipment and rendering of services may include recoupment of costs and expenses and a profit to the General Partner selling, leasing or rendering such properties, assets or services.

       Section 6.8. Tax Elections. The Managing General Partner shall make the following elections on behalf of the Partnership:

       (a) To elect in accordance with Section 263(c) of the Internal Revenue Code and applicable regulations and comparable state law provisions, to deduct as an expense all intangible drilling and development costs with respect to productive and non-productive wells and the preparation of wells for the production of oil or gas;

       (b)    To elect the calendar year as the Partnership's fiscal year;

       (c)    To elect the accrual method of accounting;

       (d) To elect, in accordance with Sections 195 and 709 of the Internal Revenue Code and applicable regulations and comparable state law provisions, to treat all organization costs of the Partnership.as deferred expenses amortizable over 60 months;

       (e) If a Partner requests, to elect, in accordance with Sections 734, 743 and 754 of the Internal Revenue Code and applicable regulations and comparable state law provisions, to adjust basis in the event any Partnership interest is transferred in accordance with this Agreement or any Partnership property is distributed to any Partner; and

       (f) To elect with respect to such other federal, state and local tax matters as the General Partners shall agree upon from time to time.

In addition to the foregoing, if the Managing General Partner deems it in the best interests of the Partnership, it shall cause any partnership or tax partnership in which the Partnership owns or acquires an interest to elect, in accordance with Section 754 of the Internal Revenue Code and applicable regulations and comparable state law provisions, to cause the basis of such Partnership property to be adjusted for federal income tax purposes as provided by Sections 734 and 743 of the Internal Revenue Code.

       Section 6.9. Tax Returns. The Managing General Partner shall prepare or cause to be prepared using the accrual method of accounting and file all federal, state and local income and other tax returns and reports as may be required as a result of the business of the Partnership. The Managing General Partner shall provide such information as is reasonably necessary for the Partners to file their federal income tax returns or any state income tax returns. The Managing General Partner shall be designated the tax matters partner under Section 6231 of the Internal Revenue Code and is authorized to take such actions and to execute and file all statements and forms on behalf of the Partnership that are permitted or required by applicable provisions of the Internal Revenue Code or Treasury Regulations issued thereunder, and the Partners will take all other action that may be necessary or appropriate to effect the designation of the Managing General Partner as the tax matters partner. In the event of an audit of the Partnership's income tax returns by the Internal Revenue Service, the Managing General Partner may, at the expense of the Partnership, retain accountants and other professionals to participate in the audit. All third party expenses incurred by the Managing General Partner in its capacity as tax matters partner shall be expenses of the Partnership and shall be paid or reimbursed to the Managing General Partner from Partnership funds.

       Section 6.10. Outside Activities and Resolution of Conflicts of
Interest.

       (a) During the existence of the Partnership, the General Partners shall devote such time and effort to the Partnership business and operations as shall be necessary to promote fully the interests of the Partnership and the mutual best interests of the Partners; however, it is specifically understood and agreed that the General Partners shall not be required to devote full time to Partnership business, and (subject to the other express provisions of this Agreement) the Limited Partners acknowledge that the General Partners and their Affiliates currently engage in and possess, and subject to Section 5.4, agree that the General Partners may continue to engage in and possess, interests in other business ventures of any and every type and description, independently or with others, including, without limitation, the ownership, acquisition, exploration, development, operation and management of oil and gas properties, oil and gas drilling programs and partnerships similar to this Partnership, including business interests and activities in direct competition with the Partnership, and neither the Partnership nor the other Partners shall have any right, title or interest in or to such independent ventures.

       (b) Unless otherwise expressly provided in this Agreement, (i) whenever a conflict of interest exists or arises between a General Partner, on the one hand, and the Partnership or any Partner, on the other hand, or (ii) whenever this Agreement or any other agreement contemplated herein provides that a General Partner shall act in a manner which is, or provides terms which are, fair and/or reasonable to the Partnership or any Partner, such General Partner shall resolve such conflict of interest, take such action or provide such terms considering, in each case, the relative interests of each party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting or engineering practices or principles, and in the absence of bad faith by such General Partner, the resolution, action or terms so made, taken or provided by such General Partner shall not constitute a breach of this Agreement or any other agreement contemplated herein or a breach of any standard of care or duty imposed herein or under the Act or any other applicable law, rule or regulation. Unless otherwise expressly provided in this Agreement, any provision contained herein shall control to the fullest extent possible if it is in conflict with such standard of care or duty, the Act or any other applicable law, rule or regulation; and each Partner hereby waives such standard of care or duty and the Act and such applicable law, rule or regulation and agrees that the same shall be modified and/or waives to the extent necessary to permit a General Partner to act as described above and to give effect to the foregoing provisions.

       (c) Whenever in this Agreement, a General Partner is permitted or required to make decision (i) in its "sole discretion" or "discretion", or under a grant of similar authority or latitude, such General Partner shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interests of or factors affecting the Partnership or the other Partners, or (ii) in its "good faith" or under another express standard, such General Partner shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or under the Act or any other applicable law, rule or regulation. Each Partner hereby consents and agrees that a General Partner may so act, waives any standard of care or duty imposed in this Agreement or under the Act or any other applicable law, rule or regulation, waives the rights and protection provided and afforded thereby, and agrees that the same shall be modified and/or waived to the extent necessary to permit a General Partner to act as described above and to give effect to the foregoing provisions of this subsection.

       (d) With respect to each transaction between a General Partner or any of its Affiliates, on one hand, and the Partnership or any Partner on the other hand, which is authorized by and/or consummated in accordance with Section 6.7 or this Section 6.10, each Partner hereby (i) consents and agrees to and ratifies each such transaction to the extent that the Act and the laws of any jurisdiction to which the Partnership or this Agreement is subject require the consent to or approval or ratification of such transaction and (ii) agrees that such consent, agreement and ratification shall be valid and effective despite the fact that it is necessarily being given in advance and without full disclosure of the facts and circumstances that will pertain to future transactions of such nature.

       (e) With respect to any activities of a General Partner or any of its Affiliates permitted pursuant to Article V hereof, the other Partners waive any right to participate in such activities and waive any conflict of interest in connection with such General Partner or Affiliate's determination to pursue such activities and/or acquisitions for its own account.

       Section 6.11. Other Matters Concerning a General Partner.

       (a) A General Partner, and its officers, directors, partners, employees, representatives, consultants and agents and any person acting at the request of such General Partner (collectively, its "Agents") may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document reasonably believed by them to be genuine and to have been signed or presented by the proper party or parties.

       (b) A General Partner and its Agents may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, and other consultants and advisers selected by them and any opinion of any such person as to matters which such General Partner or such Agents believe to be within such person's professional or expert competence shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by such General Partner or its Agents hereunder in good faith and in accordance with such opinion.

       (c) In entering into contracts on behalf of the Partnership, the Managing General Partner shall have the right, but not the obligation, to require that the General Partners have no personal liability for the obligations of the Partnership under such contracts without their consent.

       (d) No person dealing with the Partnership shall be required to inquire into the authority of the Managing General Partner to take any action or make any decision hereunder.


                                  ARTICLE VII

                   Rights and Obligations of Limited Partners

       Section 7.1. Rights of Limited Partners. In addition to the other rights specifically set forth herein, the Limited Partners shall have the right to: (a) have access to the Partnership books and records as required by Section
1.07 of the Act, (b) have on demand true and full information of all things affecting the Partnership and a formal account of Partnership affairs whenever circumstances render it just and reasonable, (c) have dissolution and winding up by decree of court as provided for in the Act and (d) exercise all rights of a limited partner under the Act (except to the extent otherwise specifically provided for herein).

       Section 7.2. Limitations on Limited Partners. Except as expressly provided in the Act, the Limited Partners shall not: (i) be permitted to take part in the business or control of the business or affairs of the Partnership;
(ii) have any voice in the management or operation of any Partnership property;
(iii) have the authority or power in their capacity as Limited Partners to act as agent for or on behalf of the Partnership or any other Partner, to do any act which would be binding on the Partnership or any other Partner, or to incur any expenditures on behalf of or with respect to the Partnership, or (iv) take any action that would cause the Partnership to be treated as a publicly traded partnership as contemplated by Section 7704 of the Internal Revenue Code.

       Section 7.3. Liability of Limited Partners. A Limited Partner shall not be liable for the debts, liabilities, contracts or other obligations of the Partnership except to the extent of any unmade or unpaid Capital Contributions agreed to be made by such Limited Partner as set forth in Section 3.2 (which shall be subject to reduction as provided for in Section 3.4 and referred to in
Section 3.2), any additional Capital Contributions hereafter agreed to be made by the Limited Partners in accordance with Section 3.5 (which shall also be subject to reduction as provided for in Section 3.4) and such Limited Partner's share of the assets (including undistributed revenues) of the Partnership; and in all events, a Limited Partner shall be liable and obligated to make payments of its Capital Contributions only as and when such payments are due in accordance with the terms of this Agreement, and the Limited Partners shall not be required to make any loans to the Partnership.

       Section 7.4. Withdrawal and Return of Capital Contribution. The Limited Partners shall not be entitled to (a) withdraw from the Partnership except upon the assignment by a Limited Partner of all of its interest in the Partnership and the substitution of such Limited Partners's assignee as a Limited Partner of the Partnership in accordance with Section 9.1, or (b) the return of its Capital Contributions except to the extent, if any, that distributions made pursuant to the express terms of this Agreement may be considered as such by law or by unanimous agreement of the Partners, or upon dissolution and liquidation of the Partnership, and then only to the extent expressly provided for in this Agreement and as permitted by law.

       Section 7.5. Power of Attorney. Each Limited Partner here by makes, constitutes and appoints each of the General Partners and any successor General Partners of the Partnership and their authorized officers, employees and agents its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file, on behalf of such Limited Partner or of the Partnership, such documents, instruments, conveyances and certificates as may be necessary or appropriate to carry out the provisions and purposes of this Agreement, including without limitation, (a) any Certificate of Limited Partnership of the Partnership and all amendments thereto required or permitted by law or the provisions of this Agreement, or modification of any documents, instruments or agreements deemed appropriate to reflect the admission or substitution of additional partners to the partnership in accordance with the provisions of this Agreement (b) the amendment or restatement of this Agreement in accordance with the terms hereof; (c) all certificates and other instruments deemed advisable to permit the Partnership to qualify to do business or to protect the limited liability of the Limited Partners of the Partnership in any jurisdiction; (d) all conveyances and other instruments (including Certificates of Cancellation and Certificates of Withdrawal) deemed advisable to effect the dissolution and termination of the Partnership in accordance with the terms of this Agreement (e) any offers to lease, Leases, assignments and requests for approval or assignments, statements of citizenship, interest and holdings, and any other instruments of communications now or hereafter required or permitted to be filed on behalf of the Partnership or the several Partners of the Partnership in their capacities as such under any law relating to the leasing of government land (federal and state) for oil and gas exploration, development and production;

and (f) all other instruments and documents that may be required or permitted by law to be filed on behalf of the Partnership. The foregoing power of attorney is coupled with an interest, shall be irrevocable, and shall survive and shall not be affected by the subsequent death, incompetency, incapacity, disability, dissolution, bankruptcy, or termination of such Limited Partner and shall extend to such Limited Partner's heirs, successors, assigns and personal representatives.


                                  ARTICLE VIII

                   Books, Records, Reports and Bank Accounts

       Section 8.1.  Capital Accounts, Books and Records.

       (a) Except as may otherwise be required by this Agreement, the Managing General Partner shall keep books of account for the Partnership in accordance with generally accepted accounting principles consistently applied utilizing the full-cost method of accounting for oil and gas exploration and development activities in accordance with the terms of this Agreement. Such books shall be maintained at the principal United States office of the Partnership. The calendar year shall be selected as the accounting year of the Partnership and the books of account shall be maintained on an accrual basis.

       (b) An individual capital account shall be maintained by the Partnership for each Partner as provided below:

              (i) The capital account of each Partner shall, except as otherwise provided herein, be (A) credited with the amount of cash and the initial fair market value of any property contributed to the Partnership by such Partner (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Internal Revenue Code), (B) credited with the amount of any item of taxable income or gain and the amount of any item of income or gain exempt from tax allocated to such Partner for federal income tax purposes (taking into account any reallocation pursuant to Section 3.5), (C) credited with the Partner's share of Simulated Gain as provided in Section 8.1(b)(ii), (D) debited by the amount of any item of deduction or loss allocated to such Partner for federal income tax purposes (taking into account any reallocation pursuant to Section 3.5), (E) debited with the Partner's share of Simulated Loss and Simulated Depletion as provided in Section 8.1(b)(ii), (F) debited by such Partner's allocable share of expenditures of the Partnership not deductible in computing the Partnership's taxable income and not properly chargeable as capital expenditures, including any nondeductible book amortizations of capitalized costs, and (G) debited by the amount of cash or the fair market value of any property distributed to such Partner (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under Section 752 of the Internal Revenue Code). Immediately prior to any distribution of property by the Partnership that is not pursuant to a liquidation of the Partnership (or all or any portion of a Partner's interest therein), the Partners' capital accounts shall be adjusted by assuming that the distributed assets were sold by the Partnership for cash at their respective fair market values (as determined by the General Partners) as of the date of distribution by the Partnership, and crediting or debiting each Partner's capital account with its respective share of the hypothetical gains or losses, including Simulated Gains and Simulated Losses resulting from such assumed sales in the same manner as gains or losses on actual sales of such properties would be allocated under
       Section 4.3. Notwithstanding the foregoing sentence, the Partnership shall not distribute property in kind (except as provided in Section 9.4, 9.5 or 10.3 herein) to any Partner unless such Partner has agreed in writing to such property distribution.

              (ii) The allocation of basis prescribed by Section 613A(c)(7)(D) of the Internal Revenue Code and provided for in Section 4.3(b) and each Partner's separately computed depletion deductions shall not reduce such Partner's capital account, but such Partner's capital account shall be debited by an amount equal to the product of the depletion deductions that would otherwise be allocable to the Partnership in the absence of Section 613A(c)(7)(D) of the Internal Revenue Code (computed without regard to any limitations with theoretically could apply to any Partner) times such Partner's percentage share of the fair market value of the depletable property with respect to which such depletion is claimed (herein called "Simulated Depletion"). The Partnership's fair market value in any depletable property, as adjusted from time to time for Simulated Depletion allocable to all Partners, is herein called "Simulated Basis". Each Partner's allocable share of the Partnership's Simulated Basis, which share shall be determined in the same manner as the allocation of basis prescribed in Section 4.3(b), is herein called the Partner's Simulated Basis. No Partner's capital account shall be decreased, however, by Simulated Depletion deductions attributable to any depletable property to the extent such deductions exceed such Partner's remaining Simulated Basis in such property. The Partnership shall compute simulated gain ("Simulated Gain") or simulated loss ("Simulated Loss") attributable to the sale or other disposition of a depletable property based on the difference between the amount realized from such sale or other disposition and the Simulated Basis of such depletable property, as theretofore adjusted. Any Simulated Gain shall be allocated to the Partners and shall increase their respective capital accounts in the same manner as the amount realized from such sale or other disposition in excess of Simulated Basis shall have been allocated pursuant to Section 4.3(b). Any Simulated Loss shall be allocated to the Partners and shall reduce their respective Capital Accounts in the same percentages as the costs of the depletable property sold were allocated up to an amount equal to each Partner's share of the Partnership's Simulated Basis in such depletable property at the time of such sale.

              (iii) Any adjustments of basis of Partnership property provided for under Sections 734 and 743 of the Internal Revenue Code and comparable provisions of state law (resulting from an election under Section 754 of the Internal Revenue Code or comparable provisions of state law) and any election by any Partner under Section 59(e)(4) of the Internal Revenue Code to amortize such Partner's share of intangible drilling and development costs shall not affect the capital accounts of the Partners except as otherwise provided in Treas. Reg. Section 1.7041(b)(2)(iv)(m) or as required in the definition of fair market value, and the Partners' capital accounts shall be debited or credited pursuant to the terms of this Section 8.1 as if no such election had been made.

              (iv) It is the intention of the parties that the capital accounts of each Partner be kept in the manner required under Treas. Reg. Section 1.704-1(b)(2)(iv). To the extent any additional adjustment to the capital accounts is required by such Regulation, the Managing General Partner is hereby authorized to make such adjustment after notice to the other Partners.

              (v) In the case of property contributed to the Partnership by a Partner, the Partners capital accounts shall be debited or credited in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g) for items of Depreciation, Simulated Depletion, and gain or loss (including Simulated Gain and Simulated Loss) with respect to such property computed in the same manner as such items would be computed if the adjusted tax basis of such property were equal to its fair market value on the date of the contribution of the property to the partnership, in lieu of the adjustments to the capital accounts otherwise provided in this Section 8.1(b) for such items.

              (vi) Capital accounts shall be adjusted, in a manner consistent with this Section 8.1, to reflect any adjustments in items of Partnership income, gain, loss or deduction that result from amended returns filed by the Partnership or pursuant to an agreement by the Partnership with the Internal Revenue Service or a final court decision.

       Section 8.2 Reports. The General Partners shall deliver to the Limited Partners the following financial statements and reports at the times indicated below:

       (a) Quarterly within 60 days after the end of each fiscal quarter of the Partnership and annually within 75 days after the end of each fiscal year of the Partnership, commencing with the fiscal year ending December 31, 1995,
(i) financial statements as of the end of and for such period, including a balance sheet and statements of income, Partners' equity, and statements of cash flow, prepared in accordance with generally accepted accounting principles and, if Capital Contributions of at least $3,000,000 have been paid to the Partnership, such financials shall be audited by the Partnership's independent certified public accountants. The independent certified public accountants for the Partnership shall be Price Waterhouse & Co. or such other firm as shall be designated by the Managing General Partner and approved by the RIMCO General Partner.

       (b) Annually within 60 days after the end of each fiscal year of the Partnership, beginning with the fiscal year in which at least $3,000,000 of aggregate Capital Contributions has been contributed to the Partnership, a report containing (i) an estimation of the oil and gas reserves, classified by appropriate categories, as of the end of the preceding fiscal year attributable to the interest of the Partnership therein, (ii) a projection of the rate of production of and net income from such reserves with respect to each such interest, (iii) a calculation of the present worth of such net income and (iv) a schedule or complete description of all assumptions, estimates and projections made or used in the preparation of such report, including without limitation estimated future product prices, capital expenditures, operating expenses and taxes. Each such report shall be prepared in accordance with customary and generally accepted standards and practices for petroleum engineers, and shall be prepared by the Consulting Engineer. For the fiscal year ending December 31, 1994, a reserve report will be prepared for the Partnership by Mr. Brian Wallace.

       (c) Annually, by March 15, a report containing such information as may be reasonable to enable each Partner to prepare and file its federal income tax return.

       (d) Such other reports and financial statements as the General Partners shall reasonably determine from time to time.

       The third party costs of such reporting shall be paid by the Partnership as a Partnership expense.

       Section 8.3. Information Relating to the Partnership. Each Partner and its authorized agents and representatives, at any time during the term of the Partnership and during ordinary business hours, shall have reasonable access to and the right to inspect, and audit at such Partner's.expenses, all books, records and materials in the Partnership's offices regarding the Partnership or its activities and, at the risk of such Partner, to the drill site of each Partnership well. Each Partner shall have a continuing right to audit at its expense the Partnership books for a period of one year following the liquidation of the Partnership.


                                   ARTICLE IX

                   Assignments of Interests and Substitutions

       Section 9.1.  Assignments by Limited Partners.

       (a) The interest of a Limited Partner in the Partnership shall be assignable in whole or in part, subject to the following: (i) no such assignment shall be made if such assignment would result in (A) the violation of any applicable federal or state securities laws, (B) the Partnership or the General Partners becoming subject to additional regulation or additional fiduciary obligations, or (C) a termination of the Partnership for federal income tax purposes, and (ii) the Partnership shall not be required to recognize any such assignment until the instrument conveying such interest has been delivered to the Managing General Partner for recordation on the books of the Partnership. If a Limited Partner assigns its interest in the Partnership pursuant to this Section 9.1(a), it shall notify the General Partners of such assignment at least five (5) days prior to the effective date of such assignment. If a Limited Partner assigns its interest in the Partnership in violation of any provision of this Section 9.1(a), it shall indemnify and save harmless the General Partners from any costs, expenses, losses or damages (including without limitation attorneys' fees and expenses) which the General Partners may incur as a result of such violation. The Limited Partners recognize that their interests in the Partnership have not been registered under the Securities Act of 1933, as amended, or any state securities laws; and, therefore, such Limited Partners may not transfer or assign their interests in the Partnership unless such interests are registered under such acts or an exemption from registration under such acts is available.

       (b) Unless an assignee becomes a substituted Limited Partner in accordance with the provisions set forth below, such assignee shall not be entitled to any of the rights granted to a Limited Partner hereunder, other than the right to receive allocations of income, gain, loss, deduction, credit and similar items and distributions to which the assignor would otherwise be entitled, to the extent such items are assigned.

       (c) An assignee of the interest of a Limited Partner, or any portion thereof, shall become a substituted Limited Partner entitled to all of the rights of a Limited Partner if, and only if (i) the assignor gives the assignee such right, (ii) the General Partners consent to such substitution, the granting or denying of which shall be in each General Partner's sole and absolute discretion; provided that with respect to an assignee of a Limited Partner that is controlling, controlled by or under common control with a General Partner, the General Partners hereby consent in advance to substitution of such an assignee as a Limited Partner of the Partnership, and (iii) the assignee executes and delivers such instruments, in form and substance reasonably satisfactory to the Managing General Partner, as the Managing General Partner may deem necessary or desirable to effect such substitution and to confirm the agreement of the assignee to be bound by all of the terms and provisions of this Agreement. Upon the satisfaction of such requirements, the Managing General Partner shall concurrently (or as of such later date as shall be provided for in any applicable written instruments furnished to the Managing General Partner) admit any such assignee as a substituted Limited Partner of the Partnership and reflect such admission and the date thereof in the records of the Partnership.

       (d) The Partnership and the General Partners shall be entitled to treat the record owner of any Partnership interest as the absolute owner thereof in all respects and shall incur no liability for distributions of cash or other property made in good faith to such owner until such time as a written assignment of such interest that complies with the terms of this Agreement has been received by the General Partners.

       Section 9.2. Assignment by General Partners. No General Partner shall assign its interest in the Partnership, in whole or in part, without the prior written consent of the other General Partner and the Limited Partners, the granting or denying of which shall be in each such Partner's sole and absolute discretion. A General Partner shall be permitted to pledge or grant a security interest in its right to receive cash distributions from the Partnership to secure the payment of indebtedness so long as (a) all payments of principal and interest and all other charges relating to such indebtedness are separately made by such General Partner and not by the Partnership or with Partnership funds and (b) no Partnership properties are pledged, subjected to a security interest or otherwise encumbered to secure such indebtedness. Notwithstanding the foregoing, either General Partner shall have the right to assign its interest as a General Partner in whole or in part to an Affiliate of such General Partner provided that such Affiliate agrees to assume all of the obligations with respect to such interest in the Partnership, and provided further that after such assignment, the General Partners collectively have substantial net worth for tax purposes as supported by an opinion of legal counsel in form and substance acceptable to the Partnership.

       Section 9.3. Merger or Consolidation. Notwithstanding the provisions of Section 9.2, the merger or consolidation by a Partner with another corporation or other entity pursuant to which such Partner is the surviving entity shall not be considered an assignment of an interest in the Partnership, and upon the merger or consolidation of such Partner, the resulting entity shall continue as a Partner.

       Section 9.4. Withdrawal of Managing General Partner's Interest in Partnership Properties.

       (a) Notwithstanding the provisions of Section 9.2, in the event of an initial public offering of the securities of any Brigham Affiliate, the Managing General Partner shall have the right, but not the obligation, at the time of such offering to require the Partnership to distribute to it the Managing General Partner's share of all properties upon 30 days prior written notice of such required distribution. In the event of such a distribution, RIMCO shall have corresponding right to require the Partnership to distribute to it at the same time a proportionate share of its interest in such properties, not to exceed a fifty percent (50%) interest in all Partnership properties. Each Partner receiving such a distribution shall reimburse the Partnership for its proportionate share of all costs reasonably attributable to such distribution and shall indemnify the Partnership and the other Partners for all costs and expenses relating to such distributed property from and after the effective assignment date thereof.

       (b) In the event the Partnership continues in existence after the withdrawal of properties by the Managing General Partner, the Managing General Partner shall retain all post-Payout rights in its share of the Partnership properties and assets and the Partnership will assign to the Managing General Partner additional interests in the Partnership properties and assets in accordance with the Payout terms and in the post-Payout percentages as reached.

       (c) Solely in the event that Brigham elects to withdraw its share of the Partnership assets pursuant to Section 9.4(a) and include such assets in the initial public offering of securities of a Brigham Affiliate (an "IPO"), and subject to the provisions of this Section 9.4, RIMCO shall have a corresponding right to include its share of the Partnership assets in such IPO. The right of RIMCO to participate in an IPO and the amount of assets to be included may be reduced or eliminated if in the opinion of t e managing underwriter, the inclusion of such assets or the other participation of RIMCO in the IPO would negatively impact the proposed offering. If RIMCO elects to participate in an IPO, it must do so subject to all the terms agreed upon between the Brigham Affiliate and the underwriters. Such terms include without limitation the amount of Partnership assets to be included, the form of consideration to be received by RIMCO (cash, stock, a combination thereof or other consideration), the amount of equity interest that RIMCO may hold on conclusion of the IPO, resale restrictions, expense sharing and indemnifications.

       (d) All assets withdrawn from the Partnership (or otherwise included in the IPO) ,by both Brigham and RIMCO shall be valued on the same basis, and Payout 1 and Payout 2 shall be calculated as if RIMCO had received cash value for its share of the Partnership assets at the time of the IPO. If necessary based on this calculation, the percentage interests of Brigham and RIMCO in the Partnership assets shall be adjusted prior to their inclusion in the IPO. In addition, RIMCO will be credited with an incremental value, proportionately reduced, of any incremental value received by Brigham in such amount as proposed by Brigham and approved by the managing underwriter of the IPO.

       (e) In the event that the Partnership continues in existence after withdrawal by Brigham of its share of Partnership assets pursuant to Section 9.4(a) above, Brigham shall continue to serve as the Managing General Partner of the Partnership until the earlier to occur of (i) the achievement of Payout 2, in which event the Partnership shall be dissolved, or (ii) 12 months following the effective date of the IPO, in which event Brigham shall have the option to continue to act as the Managing General Partner of the Partnership or withdraw from the Partnership by delivering to RIMCO an indemnification for Brigham's actions as Managing General Partner for the time it acted in such capacity. Under any such indemnification, the Managing General Partner shall indemnify RIMCO and its officers, directors and partners, as applicable, harmless from and against all loss, cost, expense and claims they may incur to the extent provided in Section 7.03 of the Texas Revised Partnership Act. In either event, Brigham shall receive the assignments referenced in Section 9.4(b) above of the post-Payout interests in Partnership assets.

       (f) Immediately prior to any distribution under this Section 9.4 that is in part or complete redemption of either General Partner's interest in the Partnership, the capital accounts of the Partners shall be adjusted in the manner provided in Section 10.3(b). Notwithstanding any provision in this
Section 9.4 to the contrary, the value of any distributions to a Partner under this Section 9.4 shall not exceed such Partner's capital account as so adjusted.

       Section 9.5.  Withdrawal of RIMCO's Interest in Partnership Properties.

       (a) Notwithstanding the provisions of Section 9.2, in the event of an initial public offering of the securities of RIMCO or an Affiliate of RIMCO whereby the asset valuation for such offering involves the valuation of primarily oil and gas reserves, RIMCO shall have the right, but not the obligation, at the time of such offering to require the Partnership to distribute to it up to 50% of RIMCO's share of any properties or portion thereof upon 30 days prior written notice of such required distribution. In the event of such a distribution, Brigham shall have a corresponding right to require the Partnership to distribute to it at the same time a portion of its share of such properties equal to the percentage interest distributed to RIMCO. Each Partner receiving such a distribution shall reimburse the Partnership for its proportionate share of all costs reasonably attributable to such distribution and shall indemnify the Partnership and the other Partners for all costs and expenses relating to such distributed property from and after the effective assignment date thereof.

       (b) In the event that RIMCO elects to withdraw any of its interest in Partnership properties pursuant to this Section 9.5, at the sole election of Brigham (1) the assets withdrawn shall be valued on the same basis as other oil and gas assets are valued in such offering, and Payout 1 and Payout 2 shall be calculated as if the parties withdrawing assets had received cash for their respective shares of the Partnership assets withdrawn at the time of such offering, with appropriate adjustments to be made to the percentage interests of

RIMCO and Brigham in the Partnership assets prior to their inclusion in the offering, or (2) Brigham shall retain all post-Payout rights in its share, as Managing General Partner, of the Partnership properties and assets as if no assets had been withdrawn, and RIMCO will (A) grant and assign to Brigham a back-in interest in any assets and properties withdrawn to be measured by the Payout terms computed as if the withdrawal of assets had not occurred, which back-in interest shall run with the land and be filed in the appropriate deed records at RIMCO's expense and (B) grant to Brigham a contractual right to approve or disapprove any sale or other transfer or encumbrance of such assets and properties by RIMCO or any successor entity, which approval rights shall be in the sole discretion of Brigham.

       (c) Immediately prior to any distribution under this Section 9.5 that is in part or complete redemption of either General Partner's interest in the Partnership, the capital accounts of the Partners shall be adjusted in the manner provided in Section 10.3(b). Notwithstanding any provision in this
Section 9.5 to the contrary, the value of any distributions to a Partner under this Section 9.5 shall not exceed such Partner's capital account as so adjusted.

       Section 9.6. Purchase of Certain Leases. In the event that the General Partners fail to reach agreement with respect to operations proposed by one General Partner for any Partnership Lease(s), then the General Partner which proposes such operations shall have the right to acquire the Partnership's interest in (a) with respect to a Lease having no Proved Reserves, the Lease(s) for which such operations are proposed, and (b) with respect to a Lease as to which Proved Reserves are attributable, the spacing unit for the well as to which operations are proposed; and shall pay the Partnership therefor the sum of all Acquisition Costs and Capital Costs expended by the Partnership with respect to such Lease(s) or spacing unit, as applicable, except that if there are Proved Reserves attributable to the spacing unit for the well as to which operations are proposed, the payment to the Partnership shall instead be the fair market value of such spacing unit as determined by the independent petroleum engineer who prepared, and based on, the most recent annual reserve report prepared for the Partnership, and if calculated prior to receipt of the first annual reserve report, based on an independent reserve report prepared by Cawley & Gillespie. After the General Partners have failed to agree on proposed operations, the General Partner which elects to purchase any Partnership Lease(s) pursuant to this Section 9.6 shall notify the other General Partner in writing of such intention to purchase (and shall identify the particular Leases or spacing units for which the operations were proposed, which Leases or spacing units shall be subject to the election to purchase).


                                   ARTICLE X

                    Dissolution, Liquidation and Termination

       Section 10.1. Dissolution. The Partnership shall be dissolved upon the occurrence of any of the following:

       (a)    The occurrence of December 31, 2004.

       (b)    The consent in writing of the General Partners.

       (c) The sale or other disposition of all or substantially all of the assets of the Partnership.

       (d) The occurrence of an event of withdrawal from the Partnership by a General Partner (except as a consequence of merger or consolidation) as provided for in Section 4.02(a) of the Act.

       (e) The election of the Managing General Partner if at such time the Managing General Partner has determined that it has become uneconomic for the Partnership to continue its business.

       (f) The occurrence of any event which under the Act causes the dissolution of a limited partnership.

       Section 10.2. Withdrawal by General Partners and Reconstitution. In the event of a dissolution of the Partnership as a result of the occurrence of an event under Section 10.1(d) or (e) or in the event of a voluntary withdrawal by a General Partner, the remaining Partners shall be entitled to reconstitute and continue the business of the Partnership and if there are no remaining General Partners, to elect and substitute a new General Partner.

       Section 10.3. Liquidation and Termination. Upon dissolution of the Partnership, the General Partners shall appoint one or more liquidators who shall have full authority to wind up the affairs of the Partnership and make final distribution as provided herein; provided, however, that if the General Partners fail to agree upon a liquidator, each General Partner shall select a person to determine the liquidator and those persons shall select a third person to act as liquidator; and provided further that if one of the events specified in Section 10.1(d) has occurred as a result of an act by a General Partner, the liquidator shall be a person selected in writing by the other General Partner. The liquidator shall continue to operate the Partnership properties with all of the power and authority of the Managing General Partner. The steps to be accomplished by the liquidator are as follows:

       (a) As promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made of the Partnership's assets, liabilities and operations through the last day of the month in which the dissolution occurs or the final liquidation is completed, as appropriate.

       (b) The liquidator shall pay all of the debts and liabilities of the Partnership (including all expenses incurred in liquidation and any advances made by the General Partners pursuant to Section 3.8) or otherwise make adequate provision therefor (including without limitation the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine). After making payment or provision for all debts and liabilities of the Partnership, the Partners' capital accounts shall then be adjusted by (i) assuming the sale of all remaining assets of the Partnership for cash at their respective fair market values (as determined by an appraiser selected by the liquidator as of the date of termination of the Partnership) and (ii) debiting or crediting each Partner's capital account with its respective share of the hypothetical gains or losses (including Simulated Gains and Simulated Losses) resulting from such assumed sales in the same manner as actual sales of such properties are allocated under Section 4.3. The liquidator shall then by payment of cash or property (valued as of the date of termination of the Partnership at its fair market value by the appraiser) distribute to the Partners such amounts as are required to pay the positive balances of their respective capital accounts. Such distribution shall be pro rata in kind or in cash as determined by the liquidator. If the amount of cash or property remaining after the payment or provision for the debts and liabilities of the Partnership is not sufficient to pay an amount equal to the positive balances of the Partners' capital accounts, the remaining cash and property shall be distributed among the Partners in proportion to the positive balances of their respective capital accounts. Any distribution to the Partners in liquidation of the Partnership shall be made by the later of the end of the taxable year in which the liquidation occurs or 90 days after the date of such liquidation.
For purposes of the preceding sentence, the term "liquidation" shall have the same meaning as set forth in Treasury Regulation Section 1.704-l(b)(2)(ii) as in effect at such time. Each Partner shall have the right to designate another person to receive any property which otherwise would be distributed in kind to that Partner pursuant to this Section 10.3.

       (c) Any Leases distributed to the Partners shall be subject to the operating agreements then in effect with respect to such Leases; provided, however, that if any of such Leases are not subject to an operating agreement to which an unaffiliated third person is a party, such Leases shall be subject to a standard form operating agreement (with an accounting procedure) as shall be agreed upon by the General Partners. Upon written request made by any Partner, the liquidator shall sell the Leases and other properties and assets that otherwise would be distributable to such Partner under this Section 10.3 at the best cash price available therefor and distribute such cash (after deducting all expenses reasonably relating to such sale) to such Partner. Any gain or loss attributable to the sale shall be allocated to such Partner.

       (d) Except as expressly provided herein, the liquidator shall comply with any applicable requirements of the Act and all other applicable laws pertaining to the winding up of the affairs of the Partnership and the final distribution of its assets.

       The distribution of cash and/or property to the Partners in accordance with the provisions of this Section 10.3 shall constitute a complete return to the Partners of their Capital Contributions and a complete distribution to the Partners of their interests in the Partnership and all Partnership property. No Partner with a negative balance in its capital account shall be liable to the Partnership or any other Partner for the amount of such negative balance upon dissolution and liquidation.

       Section 10.4. Cancellation of Certificate. Upon the completion of the distribution of Partnership assets as provided herein, the Partnership shall be terminated, and the liquidator (or the Partners if necessary) shall cause the cancellation of the certificate of limited partnership of the Partnership and shall take such other actions as may be necessary to terminate the Partnership.

                                   ARTICLE XI

                         Representations and Warranties

       Section 11.1. Representations and Warranties of Partners. Each Partner hereby represents, warrants and covenants as follows:

       (a) Such Partner has the right, power and authority to enter into this Agreement, to become a Partner and to perform its obligations under this Agreement, and this Agreement is the legal, valid and binding obligation of such Partner.

       (b) The execution and delivery of this Agreement does not violate or conflict with the charter, bylaws, partnership agreement or other governing documents of such Partner or any agreement, judgment, license, permit, order or other document applicable to or binding upon such Partner or any of its properties, and no consent, approval, authorization or order of any court or governmental authority or third party is required that has not been obtained with respect to such Partner in connection with the execution and delivery of this Agreement.

       (c) Except for a change of law over which the affected Partner has no control (and the affected Partner shall immediately notify the other Partners when the affected Partner learns of such occurrence), the foregoing representations, warranties and covenants shall remain true and accurate during the term of the Partnership, and such Partner will neither take action nor permit action to be taken which would cause any of the foregoing representations to become untrue or inaccurate.

       (d) No Partner or any of its Affiliates has employed or retained any broker, agent or finder in connection with the Partnership Agreement or the transactions contemplated herein, or paid or agreed to pay any brokerage fee, finder's fee, commission or similar payment to any person on account of this Agreement or the transactions provided for herein; and each Partner shall indemnify and hold harmless each other Partner from any costs, including attorneys' fees, and liability arising from the claim of any broker, agent or finder employed or retained by such Partner.

       (e) Such Partner and its Affiliates and persons acting on their behalf have not taker) any action, or failed to take any action, which has caused the organization of the Partnership and the issuance of the interests in the Partnership to come within the registration requirements of the Securities Act of 1933, as amended, or any applicable state blue sky laws.

       (f) Such Partner is eligible to acquire and hold federal oil and gas Leases.

       Section 11.2. Additional Representations and Warranties of Limited Partners. Each Limited Partner represents, warrants and covenants to the General Partners that it is (a) an "accredited investor" as defined in Regulation 501 promulgated under the Securities Act of 1933, as amended, and
(b) acquiring its interest in the Partnership as an investment and not with a view to the resale or other distribution thereof to the public. Each Limited Partner further agrees that it will use its reasonable best efforts to comply with such laws, rules, regulations and procedures as shall be applicable to it, including the execution of all instruments and documents reasonably required, to enable the Partnership to acquire Leases in accordance herewith.

       Section 11.3. Survival of Representations and Warranties. All representations, warranties and covenants made by the Partner in this Agreement or any other document contemplated hereby shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement, or such other document, regardless of any investigation made by or on behalf of any such party.


                                  ARTICLE XII

                                 Miscellaneous

       Section 12.1. Notices. All notices, elections, demands or other communications required or permitted to be made or given pursuant to this Agreement shall be in writing and shall be considered as properly given or made if given by (a) personal delivery, (b) expedited delivery service with proof of delivery, or (c) prepaid telegram, telecopy or similar means (provided that such telegram or similar communication is confirmed by expedited delivery service in the manner previously described), addressed to the respective addressee(s) specified in Section 1.5. A Limited Partner may change its address by giving notice in writing to the General Partners of its new address, and the General Partners may change their addresses by giving notice in writing to the Limited Partners of such new addresses.

       Section 12.2. Amendments. This Agreement may be changed, modified, or amended only by the affirmative vote or written consent of all Partners.

       Section 12.3. Partition. Each of the Partners hereby irrevocably waives for the term of the Partnership any right that such Partner may have to maintain any action for partition with respect to the Partnership property.

       Section 12.4. Entire Agreement. This Agreement and the other documents contemplated hereunder constitute the full and complete agreement of the parties hereto with respect to the subject matter hereof.

       Section 12.5. No Waiver. The failure of any Partner to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such Partner's right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

       SECTION 12.6. APPLICABLE LAW AND VENUE. EXCEPT TO THE EXTENT MANDATORILY GOVERNED BY THE LAWS OF ANOTHER STATE, THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES

HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. EACH OF THE PARTNERS AGREES TO SUBMIT, AND HEREBY WAIVES ANY OBJECTION, TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND OF THE UNITED STATES OF AMERICA LOCATED IN HARRIS COUNTY, TEXAS, FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

       Section 12.7. Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

       Section 12.8. Severability. If any of the provisions of this Agreement shall be held invalid or void, such provisions shall be reformed to the extent necessary to be held valid and the same shall not affect the validity of the remaining provisions of this Agreement.

       Section 12.9. Jury Trial Waived. The Partners hereby waive trial by jury in any action, proceeding or counterclaim, whether at law or at equity, brought by any of them in connection with this Agreement.

       Section 12.10. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same instrument.

       Section 12.11. No Third Party Beneficiaries. Except as otherwise expressly provided herein, nothing in this Agreement is intended to confer on any person other than the parties hereto and their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                   QUEST RESOURCES, L.L.C.



                                   By:    /s/ Ben M. Brigham
                                      ------------------------------------------
                                           Ben M. Brigham, Manager





Agreement of Limited Partnership dated September 23, 1994, providing for the formation of Venture Acquisitions, L.P.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                   RIMCO ENERGY, INC.




                                   By:    /s/  Gary J. Milavec
                                      ------------------------------------------
                                           Gary J. Milavec, Vice President




Agreement of Limited Partnership dated September 23, 1994, providing for the formation of Venture Acquisitions, L.P.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                   RIMCO PRODUCTION COMPANY, INC.




                                   By:    /s/ A. L. Jordan
                                      ------------------------------------------
                                           A. L. Jordan, Vice President





Agreement of Limited Partnership dated September 23, 1994, providing for the formation of Venture Acquisitions, L.P.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                        RIMCO EXPLORATION PARTNERS, L.P. I

                                        By:    RIMCO Holdings Corporation,
                                               General Partner




                                        By:    /s/ A. L. Jordan
                                           -------------------------------------
                                                   A. L. Jordan, Vice President





Agreement of Limited Partnership dated September 23, 1994, providing for the formation of Venture Acquisitions, L.P.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                   RIMCO EXPLORATION PARTNERS, L.P. II

                                   By:     RIMCO Holdings Corporation,
                                           General Partner



                                   By:    /s/ A. L. Jordan
                                       -------------------------------------
                                              A. L. Jordan, President



Agreement of Limited Partnership dated September 23, 1994, providing for the formation of Venture Acquisitions, L.P.

       Brigham Oil & Gas, L.P. hereby executes this Agreement for the sole purpose of making the agreement as to BOG contained in Section 5.4.



                                   BRIGHAM OIL & GAS, L.P.

                                   By:     Brigham Exploration Company,
                                           General Partner





                                   By:    /s/ Ben M. Brigham
                                      ------------------------------------------
                                           Ben M. Brigham, President





Agreement of Limited Partnership dated September 23, 1994, providing for the formation of Venture Acquisitions, L.P.